Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-185695

EQUINOX FRONTIER FUNDS

(formerly The Frontier Fund)

(a Delaware statutory trust)

PROSPECTUS SUPPLEMENT

TO

PROSPECTUS AND DISCLOSURE DOCUMENT

DATED APRIL 30, 2013

The following information amends the disclosure in the Prospectus and Disclosure Document dated as of April 30, 2013, as supplemented from time to time (the “Prospectus”). If any statement in this supplement conflicts with a statement in the Prospectus, the statement in this supplement controls. Capitalized terms not defined herein will have the meaning ascribed to such term in the Prospectus.

Equinox Fund Management, LLC

Managing Owner

EQUINOX FRONTIER FUNDS

(FORMERLY THE FRONTIER FUND)

EQUINOX FRONTIER DIVERSIFIED FUND (FORMERLY FRONTIER DIVERSIFIED SERIES);

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND (FORMERLY FRONTIER LONG/SHORT

COMMODITY SERIES); EQUINOX FRONTIER MASTERS FUND (FORMERLY FRONTIER

MASTERS SERIES)

Supplement dated January 22, 2014 to the Prospectus and Disclosure Document Dated as of April 30, 2013

Effective as of December 9, 2013, the Managing Owner of the Trust changed The Frontier Fund’s name to “Equinox Frontier Funds.” All references to The Frontier Fund in the Prospectus are hereby replaced with Equinox Frontier Funds. Also, effective as of December 9, 2013, the Frontier Diversified Series of the Trust became known as the Equinox Frontier Diversified Fund, the Frontier Masters Series of the Trust became known as the Equinox Frontier Masters Fund, and the Frontier Long/Short Commodity Series of the Trust became known as the Equinox Frontier Long/Short Commodity Fund. All references to the Frontier Diversified Series, the Frontier Masters Series and the Frontier Long/Short Commodity Series are hereby replaced with the Equinox Frontier Diversified Fund, the Equinox Frontier Masters Fund, and the Equinox Frontier Long/Short Commodity Fund, respectively.

SUMMARY

The disclosure under the heading “SUMMARY – The Clearing Brokers” is hereby deleted in its entirety and replaced with the following:

For trading companies managed by the managing owner, UBS Securities LLC and Bank of America Merrill Lynch act as futures clearing brokers, although other brokers may serve as futures clearing brokers for any of the trading companies in the future. Morgan Stanley & Co. LLC acts as a futures clearing broker for Frontier Trading Company I LLC for the Equinox Frontier Diversified Fund.

In addition, Deutsche Bank AG London and UBS Securities LLC will serve as the foreign exchange counterparties (the FX Counterparties) for the trading companies that trade over-the-counter (OTC) foreign currencies. The futures clearing brokers and the FX Counterparties are collectively referred to as the clearing brokers. The clearing brokers will execute and clear the futures, options and OTC foreign currency transactions, as applicable, and perform certain administrative services for each trading company.

The organizational charts under the heading “SUMMARY – Organizational Charts” are hereby deleted in their entirety and replaced with the following:

Equinox Frontier Diversified Fund

Equinox Frontier Masters Fund

Equinox Frontier Long/Short Commodity Fund

RISK FACTORS

The risk factor under the heading “RISK FACTORS – Risks Relating to Trading and the Markets – The Frontier Fund Will Have Counterparty Risk to U.S. Bank” is hereby deleted in its entirety and replaced with the following:

There Are Certain Risks Associated with the Trust’s Investment in U.S. Government Debt Securities.

With respect to the portion of the Trust’s assets apportioned for cash management, the Trust may invest in U.S. government securities which include any security issued or guaranteed as to principal or interest by the United States, or by a person controlled by or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by Congress of the United States or any certificate of deposit for any of the foregoing, including U.S. Treasury bonds, U.S. Treasury bills and issues of agencies of the U.S. government (such as Ginnie Mae, Fannie Mae, or Freddie Mac). U.S. government securities are subject to market risk, interest rate risk and credit risk. Securities, such as those issued or guaranteed by Ginnie Mae or the U.S. Treasury, that are backed by the full faith and credit of the United States are guaranteed only as to the timely payment of interest and principal when held to maturity and the market prices for such securities will fluctuate. Notwithstanding that these securities are backed by the full faith and credit of the United States, circumstances could arise that would prevent the payment of interest or principal. This would result in losses to the Trust. Securities issued or guaranteed by U.S. government-related organizations, such as Fannie Mae and Freddie Mac, are not backed by the full faith and credit of the U.S. government and no assurance can be given that the U.S. government would provide financial support. Therefore, U.S. government-related organizations may not have the funds to meet their payment obligations in the future.

The Trust’s Investment in U.S. Government Debt Securities Will Be Subject to Interest Rate Risk.

The Trust’s cash management pool includes investments in U.S. government debt securities that change in value based on changes in interest rates. If rates increase, the value of these investments generally declines. On the other hand, if rates fall, the value of these investments generally increases. U.S. government securities with greater interest rate sensitivity and longer maturities tend to produce higher yields, but are subject to greater fluctuations in value. Usually, the changes in the value of fixed income securities will not affect cash income generated, but may affect the value of your investment. Given the current low interest rate environment, the risk associated with rising rates is heightened.

The following risk factors are hereby added to the section titled “RISK FACTORS – Risks Relating to Trading and the Markets”:

The Hedging Program Directed by Quest May Not Perform to Minimize Risk as Intended.

Each Series of the Trust has allocated a portion of its assets to the Quest Fixed Income Tracker Index Program (“QFIT”), which is intended to act as a cash management and duration risk hedging program for the Series’ cash management. To the extent that QFIT does not properly hedge the performance of the Series’ cash management investments in U.S. government debt securities, there is a risk that the Series will be subject to higher losses because the program did not perform as intended. Although the Series’ allocations to QFIT are intended to minimize risk, there is no guarantee that such strategy will be effective.

Investments in Reference Programs Through a Swap or Other Derivative Instrument May Not Always Replicate Exactly Performance of the Relevant CTA Trading Program(s).

Equinox Frontier Diversified Fund and Equinox Frontier Long/Short Commodity Fund each invest in reference programs through total return swaps with Deutsche Bank AG. Such swaps reference an index comprised of shares in segregated investment portfolios directed by CTAs selected by the managing owner. It is possible that the underlying index in respect of any swap owned by a Series may not fully replicate the performance of the relevant CTA programs in respect of other accounts traded by such CTAs. Further, the calculation of the underlying index for such swaps will include a deduction for a fee payable to the swap counterparty. Each of these deductions will mean that the return of such investment will be less than would be the case if no fees were deducted.

ACTUAL AND POTENTIAL CONFLICTS OF INTEREST

The following disclosure is added to the Prospectus under the heading “ACTUAL AND POTENTIAL CONFLICTS OF INTEREST”:

Cash Management and Interest Income

Because twenty percent of interest income earned per annum by the Trust will be paid to the managing owner, it has a conflict of interest between its duty to act in the best interests of each series and its pecuniary interest in selecting higher yielding investments for the Trust’s cash management pool, which may bear more risk. In general, U.S. government securities with greater interest rate sensitivity and longer maturities tend to produce higher yields. To the extent of the Trust incurs losses in respect of any such investments, the managing owner will only share in such loss to the extent of its own investment in units of the Trust. The managing owner will maintain a 1% interest with respect to the publicly registered units of each series of the Trust at all times.

THE MANAGING OWNER

Effective December 12, 2013, Mr. Jason Gerb no longer serves as Chief Compliance Officer of the managing owner. Mr. Gerb’s biography under the heading “THE MANAGING OWNER – Principals of the Managing Owner” is hereby deleted in its entirety. All references in the Prospectus to Mr. Gerb are hereby revised accordingly.

The following disclosure is added to the Prospectus under the heading “THE MANAGING OWNER – Principals of the Managing Owner”:

Juanita D. Hanley is the Chief Compliance Officer of the managing owner. Ms. Hanley joined the managing owner in January 2014 and has been listed as a principal for the managing owner since January 2014. Ms. Hanley is responsible for all compliance and regulatory oversight at the managing owner. Her duties include implementing and revising the necessary systems, policies, and procedures for compliance with all applicable securities laws and regulations. Due to the affiliation between the managing owner and Equinox Institutional Asset Management, LP, an investment firm, and Solon Capital LLC, an investment firm, Ms. Hanley assists Equinox Institutional Asset Management, LP and Solon Capital, LLC with all required filings due to the NFA and has been listed as a principal of Equinox Institutional Asset Management, LP and Solon Capital LLC since January 17, 2014. Prior to joining the managing owner in January 2014, Ms. Hanley was the Compliance Manager for Summit Financial Resources Inc., a registered investment advisor and broker dealer, and Summit Equities Inc., member FINRA/SIPC, from July 2006 to December 2013. Ms. Hanley was listed as a principal of Summit Financial Resources Inc. and Summit Equities Inc. starting in February 2009. Ms. Hanley holds the Series 7 and 24. Ms. Hanley obtained a Bachelor of Science in Finance from Hampton University in May 1997 and an Executive Master of Business Administration from Rutgers University – Newark in May 2011.

FEES AND EXPENSES

The third paragraph under the heading “FEES AND EXPENSES – Charges to Be Paid by the Trust – Interest Expense” is hereby deleted in its entirety and replaced with the following:

Of the Trust’s cash management pool, as of January 21, 2014, approximately 97.93% is invested in U.S. Treasury securities, and approximately 2.10% is held primarily in cash. The average weighted term to maturity of the U.S. Treasury securities is approximately 10.48 years.

THE OFFERING

The disclosure under the heading “THE OFFERING – The Series – PAST PERFORMANCE OF THE SERIES” is hereby deleted in its entirety and replaced with the following:

Set forth in Capsules I-IV below is the performance record of trading of each currently offered series of the trust from its inception through December 31, 2013.

	CAPSULE I
Series	Equinox Frontier Diversified Fund Class 1						Equinox Frontier Diversified Fund Class 2
Type of pool	Publicly-Offered; Multi-Advisor; Not Principal-Protected						Publicly-Offered; Multi-Advisor; Not Principal-Protected
Inception of trading	June 9, 2009						June 9, 2009
Aggregate subscriptions(1)	$122,776,558						$95,719,731
Current capitalization(1)	$28,744,046						$34,714,991
Worst monthly % drawdown since inception(1)(2)	-6.69% (June 2013)						-6.56% (June 2013)
Worst month-end peak-to-valley drawdown since inception(1)(3)	-27.76% (Feb-2011 to Aug-2013)						-24.53% (Feb-2011 to Aug-2013)
Monthly performance
Month	2013	2012	2011	2010	2009		2013	2012	2011	2010	2009
January	-0.56%	-1.36%	3.53%	-3.98%	—		-0.42%	-1.21%	3.69%	-3.85%	—
February	-1.15%	-1.27%	0.28%	0.45%	—		-1.01%	-1.13%	0.41%	0.58%	—
March	0.46%	-1.63%	-0.91%	2.28%	—		0.60%	-1.48%	-0.76%	2.44%	—
April	3.70%	2.67%	0.56%	2.20%	—		3.85%	2.82%	0.70%	2.35%	—
May	-5.15%	4.31%	-2.48%	-0.05%	—		-5.01%	4.43%	-2.34%	0.08%	—
June	-6.69%	-4.31%	-2.75%	-0.03%	-1.89%		-6.56%	-4.11%	-2.60%	0.12%	-1.79%
July	-5.75%	3.00%	-0.83%	-2.02%	-0.74%		-5.60%	3.14%	-0.69%	-1.88%	-0.59%
August	-3.65%	0.42%	-3.78%	4.09%	0.31%		-3.52%	0.57%	-3.63%	4.25%	0.46%
September	0.57%	-3.11%	3.60%	1.25%	1.29%		0.72%	-2.97%	3.75%	1.40%	1.45%
October	3.72%	-5.31%	-2.74%	4.13%	0.08%		3.88%	-5.16%	-2.59%	4.27%	0.22%
November	5.84%	0.81%	1.95%	-3.76%	1.41%		5.99%	0.96%	2.09%	-3.61%	1.57%
December	1.55%	1.10%	-0.22%	2.65%	-3.61%		1.71%	1.24%	-0.08%	2.81%	-3.47%
Year	-7.73%	-5.03%	-4.04%	7.00%	-3.20 (7 months	% )	-6.10%	-3.55%	-2.35%	8.88%	-2.23 7 months	% )

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	CAPSULE II
Series	Equinox Frontier Masters Fund Class 1						Equinox Frontier Masters Fund Class 2
Type of pool	Publicly-Offered; Multi-Advisor; Not Principal-Protected						Publicly-Offered; Multi-Advisor; Not Principal-Protected
Inception of trading	June 9, 2009						June 9, 2009
Aggregate subscriptions(1)	$ 59,392,224						$ 30,010,046
Current capitalization(1)	$ 23,115,495						$10,406,161
Worst monthly % drawdown since inception(1)(2)	-6.11% (May 2013)						-5.97% (May 2013)
Worst month-end peak-to-valley drawdown since inception(1)(3)	-19.12% (Aug-2012 to Sep-2013)						-17.57% (Aug-2012 to Sep-2013)
Monthly performance
Month	2013	2012	2011	2010	2009		2013	2012	2011	2010	2009
January	0.48%	2.09%	1.20%	-3.54%	—		0.63%	2.25%	1.36%	-3.40%	—
February	-1.89%	1.18%	0.71%	-0.37%	—		-1.76%	1.32%	0.85%	-0.24%	—
March	1.94%	-2.52%	-1.75%	4.32%	—		2.08%	-2.38%	-1.60%	4.48%	—
April	4.35%	-0.43%	5.07%	0.57%	—		4.51%	-0.28%	5.22%	0.71%	—
May	-6.11%	7.00%	-4.88%	-1.46%	—		-5.97%	7.15%	-4.74%	-1.33%	—
June	-4.82%	-5.13%	-3.93%	-0.20%	-2.03%		-4.70%	-4.98%	-3.78%	-0.04%	-1.92%
July	-2.52%	6.14%	3.78%	-1.70%	-1.64%		-2.37%	6.30%	3.93%	-1.56%	-1.49%
August	-4.63%	0.30%	0.25%	4.24%	-0.30%		-4.49%	0.45%	0.41%	4.40%	-0.15%
September	-0.24%	-3.42%	-0.25%	3.56%	2.33%		-0.09%	-3.29%	-0.10%	3.73%	2.49%
October	2.25%	-5.04%	-4.39%	4.05%	-0.57%		2.40%	-4.89%	-4.25%	4.19%	-0.47%
November	3.72%	0.60%	0.37%	-2.92%	2.52%		3.86%	0.75%	0.52%	-2.77%	2.67%
December	-1.46%	0.87%	1.66%	2.57%	-5.74%		-1.31%	1.02%	1.80%	2.72%	-5.60%
Year	-9.17%	0.85%	-2.64%	9.00%	-5.54 (7 months	% )	-7.57%	2.65%	-0.92%	10.94%	-4.63 7 months	% )

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	CAPSULE III
Series	Equinox Frontier Long/Short Commodity Fund Class 1a						Equinox Frontier Long/Short Commodity Fund Class 2a
Type of pool	Publicly-Offered; Multi-Advisor; Not Principal-Protected						Publicly-Offered; Multi-Advisor; Not Principal-Protected
Inception of trading	June 9, 2009						June 9, 2009
Aggregate subscriptions(1)	$24,605,458						$14,693,584
Current capitalization(1)	$8,752,826						$3,103,405
Worst monthly % drawdown since inception(1)(2)	-6.10% (September 2011)						-5.96% (September 2011)
Worst month-end peak-to-valley drawdown since inception(1)(3)	-33.21% (Apr-2011 to Nov-2013)						-30.15% (Apr-2011 to Nov-2013)
Monthly performance
Month	2013	2012	2011	2010	2009		2013	2012	2011	2010	2009
January	0.86%	-1.10%	7.08%	-5.19%	—		1.01%	-0.95%	7.24%	-5.09%	—
February	-2.68%	1.19%	3.29%	0.54%	—		-2.55%	1.34%	3.43%	0.67%	—
March	1.31%	-1.04%	0.81%	2.66%	—		1.45%	-0.89%	0.96%	2.82%	—
April	-0.09%	0.98%	4.65%	3.87%	—		0.06%	1.13%	4.80%	4.02%	—
May	-3.03%	-2.95%	-3.72%	-4.15%	—		-2.89%	-2.80%	-3.58%	-4.02%	—
June	-4.50%	-2.44%	-5.85%	-2.83%	-2.47%		-4.37%	-2.31%	-5.71%	-2.67%	-2.36%
July	-1.94%	4.44%	5.37%	0.43%	0.52%		-1.78%	4.58%	5.51%	0.57%	0.64%
August	-4.09%	3.99%	-1.44%	0.94%	-0.59%		-3.95%	4.12%	-1.28%	1.09%	-0.45%
September	-0.39%	-1.41%	-6.10%	8.03%	1.14%		-0.24%	-1.29%	-5.96%	8.18%	1.29%
October	-0.51%	-5.87%	0.77%	6.43%	1.00%		-0.36%	-5.72%	0.92%	6.58%	1.17%
November	-1.28%	-1.78%	-0.19%	-0.74%	3.92%		-1.14%	-1.64%	-0.04%	-0.59%	4.07%
December	0.86%	-4.83%	-0.54%	6.12%	-1.90%		1.02%	-4.69%	-0.40%	6.28%	-1.77%
Year	-14.60%	-10.79%	3.18%	16.22%	1.49 (7 months	% )	-13.09%	-9.26%	5.00%	18.24%	2.48 (7 months	% )

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	CAPSULE IV
Series	Equinox Frontier Long/Short Commodity Fund Class 3a	Equinox Frontier Masters Fund Class 3
Type of pool	Publicly-Offered; Multi-Advisor; Not Principal-Protected	Publicly-Offered; Multi-Advisor; Not Principal-Protected
Inception of trading	June 17, 2013	December 16, 2013
Aggregate subscriptions(1)(1a)	$310,702	$238,575
Current capitalization(1)	$257,471	$249,127
Worst monthly % drawdown since inception(1)(2)	-3.93% (August 2013)	n/a
Worst month-end peak-to-valley drawdown since inception(1)(3)	-9.27% (May-2013 to Nov-2013)	n/a
Monthly performance
Month	2013	2013
January
February
March
April
May
June	-2.24%
July	-1.76%
August	-3.93%
September	-0.22%
October	-0.34%
November	-1.13%
December	1.04%	4.42%
Year	-8.33% (7 months)	4.42% (1 month)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

(1)	“Aggregate subscriptions,” “Current capitalization,” “Worst monthly % drawdown since inception,” “Worst month-end peak-to-valley drawdown since inception” and “Monthly Performance” are provided for each offered class of investors and include subscriptions and capitalization through December 31, 2013.
(1a)	“Aggregate Subscriptions” amount reflects redesignated Class 1 and 1a units, where applicable, that have reached the service fee limit as determined by the managing owner pursuant to this Prospectus.
(2)	“Worst monthly % drawdown since inception” means losses experienced in the net asset value per unit over the specified period and is calculated by dividing the net change in the net asset value per unit by the beginning net asset value per unit for the relevant period. “Decline” is measured on the basis of monthly returns only, and does not reflect intra-month figures.
(3)	“Worst month-end peak-to-valley drawdown since inception” is the largest percentage decline in the net asset value per unit over the specified period. This need not be a continuous decline, but can be a series of positive and negative returns where the negative returns are larger than the positive ones.

THE CLEARING BROKERS

The first paragraph under the heading “THE CLEARING BROKERS” is hereby deleted in its entirety and replaced with the following:

UBS Securities LLC and Bank of America Merrill Lynch have each entered into a futures brokerage agreement with the trading companies, although other entities may act as futures clearing brokers for any trading company in the future. Morgan Stanley & Co. LLC has entered into a futures brokerage agreement with Frontier Trading Company I LLC for the Equinox Frontier Diversified Fund. The managing owner, acting as agent for the trading companies in which the Equinox Frontier Diversified Fund, Equinox Frontier Long/Short Commodity Fund, and Equinox Frontier Masters Fund invests, has entered into foreign exchange prime brokerage agreements, or FX Prime Brokerage Agreements, with Deutsche Bank and UBS Securities LLC. The futures brokerage agreements and the FX Prime Brokerage Agreements are sometimes collectively referred to in this prospectus as the brokerage agreements. The managing owner, in its sole and absolute discretion, may add or replace clearing brokers for each trading company. The actual amount of trading conducted by the trading companies through each clearing broker is determined periodically by the managing owner taking into account such factors as (i) “best execution” of transactions, (ii) historical net prices (after markups, markdowns or other transaction-related compensation) on other transactions, (iii) the execution, clearance and settlement and error-correction capabilities of the clearing broker generally and in connection with securities or financial instruments of the types and in the amounts to be bought or sold, (iv) the clearing broker’s willingness to commit capital, (v) the clearing broker’s reliability and financial stability, (vi) the size of the transaction, (vii) availability of securities to borrow for short sales and (viii) the market for the security or financial instrument. At any given time, it is possible that certain clearing brokers are providing brokerage services for some, all, or none of the trading companies.

The following disclosure is added to the Prospectus under the heading “THE CLEARING BROKERS”:

Morgan Stanley & Co. LLC

On June 1, 2011, Morgan Stanley & Co. Incorporated converted from a Delaware corporation to a Delaware limited liability company. As a result of that conversion, Morgan Stanley & Co. Incorporated is now named Morgan Stanley & Co. LLC (“MS&Co.” or the “Company”).

MS&Co. is a wholly-owned, indirect subsidiary of Morgan Stanley (“MS”), a Delaware holding company. MS files periodic reports with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, which include current descriptions of material litigation and material proceedings and investigations, if any, by governmental and/or regulatory agencies or self-regulatory organizations concerning MS and its subsidiaries, including MS&Co. As a consolidated subsidiary of MS, MS&Co. does not file its own periodic reports with the SEC that contain descriptions of material litigation, proceedings and investigations. As a result, we refer you to the “Legal Proceedings” section of MS’s SEC 10-K filings for 2012, 2011, 2010, 2009, and 2008.

In addition to the matters described in those filings, in the normal course of business, each of MS and MS&Co. has been named, from time to time, as a defendant in various legal actions, including arbitrations, class actions, and other litigation, arising in connection with its activities as a global diversified financial services institution. Certain of the legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. Each of MS and MS&Co. is also involved, from time to time, in investigations and proceedings by governmental and/or regulatory agencies or self-regulatory organizations, certain of which may result in adverse judgments, fines or penalties. The number of these investigations and proceedings has increased in recent years with regard to many financial services institutions, including MS and MS&Co.

MS&Co. is a Delaware corporation with its main business office located at 1585 Broadway, New York, New York 10036. Among other registrations and memberships, MS&Co. is registered as a futures commission merchant and is a member of the National Futures Association.

During the preceding five years, the following administrative, civil, or criminal actions pending, on appeal or concluded against MS&Co. or any of its principals are material within the meaning of CFTC Rule 4.24(l)(2) or 4.34(k)(2):

On June 2, 2009, MS executed a final settlement with the Office of the New York State Attorney General (“NYAG”) in connection with its investigation relating to the sale of auction-rate securities (“ARS”). MS agreed, among other things to: (1) repurchase at par illiquid ARS that were purchased by certain retail clients prior to February 13, 2008; (2) pay certain retail clients that sold ARS below par the difference between par and the price at which the clients sold the securities; (3) arbitrate, under special procedures, claims for consequential damages by certain retail clients; (4) refund refinancing fees to certain municipal issuers of ARS; and (5) pay a total penalty of $35 million. On August 13, 2008, MS reached an agreement in principle on substantially the same terms with the Office of the Illinois Secretary of State, Securities Department (on behalf of a task force of other states under the auspices of the North American Securities Administrators Association) that would settle their investigations into the same matters.

On June 5, 2012, the Company consented to and became the subject of an Order Instituting Proceedings Pursuant to Sections 6(c) and 6(d) of the Commodity Exchange Act, as amended, Making Findings and Imposing Remedial Sanctions by The Commodity Futures Trading Commission (CFTC) to resolve allegations related to the failure of a salesperson to comply with exchange rules that prohibit off-exchange futures transactions unless there is an Exchange for Related Position (EFRP). Specifically, the CFTC found that from April 2008 through October 2009, the Company violated Section 4c(a) of the Commodity Exchange Act and Commission Regulation 1.38 by executing, processing and reporting numerous off-exchange futures trades to the Chicago Mercantile Exchange (CME) and Chicago Board of Trade (CBOT) as EFRPs in violation of CME and CBOT rules because those trades lacked the corresponding and related cash, OTC swap, OTC option, or other OTC derivative position. In addition, the CFTC found that the Company violated CFTC Regulation 166.3 by failing to supervise the handling of the trades at issue and failing to have adequate policies and procedures designed to detect and deter the violations of the Act and Regulations. Without admitting or denying the underlying allegations and without adjudication of any issue of law or fact, the Company accepted and consented to entry of findings and the imposition of a cease and desist order, a fine of $5,000,000, and undertakings related to public statements, cooperation and payment of the fine. The Company entered into corresponding and related settlements with the CME and CBOT in which the CME found that the Company violated CME Rules 432.Q and 538 and fined the Company $750,000 and CBOT found that the Company violated CBOT Rules 432.Q and 538 and fined the Company $1,000,000.

On March 15, 2010, the Federal Home Loan Bank of San Francisco filed two complaints against the Company and other defendants in the Superior Court of the State of California. These actions are styled Federal Home Loan Bank of San Francisco v. Credit Suisse Securities (USA) LLC, et al., and Federal Home Loan Bank of San Francisco v. Deutsche Bank Securities Inc. et al., respectively. Amended complaints filed on June 10, 2010 allege that defendants made untrue statements and material omissions in connection with the sale to plaintiff of a number of mortgage pass-through certificates backed by securitization trusts containing residential mortgage loans. The amount of certificates allegedly sold to plaintiff by the Company in these cases was approximately $704 million and $276 million, respectively. The complaints raise claims under both the federal securities laws and California law and seek, among other things, to rescind the plaintiff’s purchase of such certificates. On July 29, 2011 and September 8, 2011, the court presiding over both actions sustained defendants’ demurrers with respect to claims brought under the Securities Act of 1933, as amended, and overruled defendants’ demurrers with respect to all other claims. At June 25, 2013, the current unpaid balance of the mortgage pass-through certificates at issue in these cases was approximately $345 million, and the certificates had incurred actual losses of approximately $2.8 million. Based on currently available information, the Company believes it could incur a loss for this action up to the difference between the $345 million unpaid balance of these certificates (plus any losses incurred) and their fair market value at the time of a judgment against the Company, plus pre- and post-judgment interest, fees and costs. The Company may be entitled to be indemnified for some of these losses and to an offset for interest received by the plaintiff prior to a judgment.

On July 9, 2010 and February 11, 2011, Cambridge Place Investment Management Inc. filed two separate complaints against the Company and other defendants in the Superior Court of the Commonwealth of Massachusetts, both styled Cambridge Place Investment Management Inc. v. Morgan Stanley & Co., Inc., et al. The complaints assert claims on behalf of certain clients of plaintiff’s affiliates and allege that defendants made untrue statements and material omissions in the sale of a number of mortgage pass-through certificates backed by securitization trusts containing residential mortgage loans. The total amount of certificates allegedly issued by the Company or sold to plaintiff’s affiliates’ clients by the Company in the two matters was approximately $263 million. Plaintiff filed amended complaints on October 14, 2011, which raise claims under the Massachusetts Uniform Securities Act and seek, among other things, to rescind the plaintiff’s purchase of such certificates. On November 22, 2011, defendants filed a motion to dismiss the amended complaints. On March 12, 2012, the court denied defendants’ motion to dismiss with respect to plaintiff’s standing to bring suit. Defendants sought interlocutory appeal from that decision on April 11, 2012. On April 26, 2012, defendants filed a second motion to dismiss for failure to state a claim upon which relief can be granted, which the court denied, in substantial part, on October 2, 2012. At June 25, 2013, the current unpaid balance of the mortgage pass-through certificates at issue in these cases was approximately $216 million, and the certificates had incurred actual losses of approximately $109 million. Based on currently available information, the Company believes it could incur a loss for these actions of up to the difference between the $216 million unpaid balance of these certificates (plus any losses incurred) and their fair market value at the time of a judgment against the Company, plus pre- and post-judgment interest, fees and costs. The Company may be entitled to be indemnified for some of these losses and to an offset for interest received by the plaintiff prior to a judgment.

On July 15, 2010, China Development Industrial Bank (“CDIB”) filed a complaint against the Company, which is styled China Development Industrial Bank v. Morgan Stanley & Co. Incorporated et al. and is pending in the Supreme Court of the State of New York, New York County (“Supreme Court of NY, NY County”). The complaint relates to a $275 million credit default swap referencing the super senior portion of the STACK 2006-1 CDO. The complaint asserts claims for common law fraud, fraudulent inducement and fraudulent concealment and alleges that the Company misrepresented the risks of the STACK 2006-1 CDO to CDIB, and that the Company knew that the assets backing the CDO were of poor quality when it entered into the credit default swap with CDIB. The complaint seeks compensatory damages related to the approximately $228 million that CDIB alleges it has already lost under the credit default swap, rescission of CDIB’s obligation to pay an additional $12 million, punitive damages, equitable relief, fees and costs. On February 28, 2011, the court presiding over this action denied the Company’s motion to dismiss the complaint and on March 21, 2011, the Company appealed that order. On July 7, 2011, the appellate court affirmed the lower court’s decision denying the motion to dismiss. Based on currently available information, the Company believes it could incur a loss of up to approximately $240 million plus pre- and post-judgment interest, fees and costs.

On October 15, 2010, the Federal Home Loan Bank of Chicago filed a complaint against the Company and other defendants in the Circuit Court of the State of Illinois styled Federal Home Loan Bank of Chicago v. Bank of America Funding Corporation et al. The complaint alleges that defendants made untrue statements and material omissions in the sale to plaintiff of a number of mortgage pass-through certificates backed by securitization trusts containing residential mortgage loans. The total amount of certificates allegedly sold to plaintiff by the Company in this action was approximately $203 million. The complaint raises claims under Illinois law and seeks, among other things, to rescind the plaintiff’s purchase of such certificates. On March 24, 2011, the court granted plaintiff leave to file an amended complaint. The defendants’ motion to dismiss the amended complaint was denied on September 19,

2012. The Company filed its answer on December 21, 2012. At June 25, 2013, the current unpaid balance of the mortgage pass-through certificates at issue in this action was approximately $100 million and certain certificates had incurred actual losses of approximately $1 million. Based on currently available information, the Company believes it could incur a loss in this action up to the difference between the $100 million unpaid balance of these certificates (plus any losses incurred) and their fair market value at the time of a judgment against the Company, plus pre- and post-judgment interest, fees and costs. The Company may be entitled to be indemnified for some of these losses and to an offset for interest received by the plaintiff prior to a judgment.

On July 18, 2011, the Western and Southern Life Insurance Company and certain affiliated companies filed a complaint against the Company and other defendants in the Court of Common Pleas in Ohio, styled Western and Southern Life Insurance Company, et al. v. Morgan Stanley Mortgage Capital Inc., et al. An amended complaint was filed on April 2, 2012 and alleges that defendants made untrue statements and material omissions in the sale to plaintiffs of certain mortgage pass-through certificates backed by securitization trusts containing residential mortgage loans. The amount of the certificates allegedly sold to plaintiffs by the Company was approximately $153 million. The amended complaint raises claims under the Ohio Securities Act, federal securities laws, and common law and seeks, among other things, to rescind the plaintiffs’ purchases of such certificates. On May 21, 2012, the Company filed a motion to dismiss the amended complaint, which motion was denied on August 3, 2012. The court has set a trial date in May 2015. At June 25, 2013, the current unpaid balance of the mortgage pass-through certificates at issue in this action was approximately $121 million, and the certificates had incurred actual losses of approximately $1 million. Based on currently available information, the Company believes it could incur a loss in this action up to the difference between the $121 million unpaid balance of these certificates (plus any losses incurred) and their fair market value at the time of a judgment against the Company, plus post-judgment interest, fees and costs. The Company may be entitled to an offset for interest received by the plaintiff prior to a judgment.

On September 2, 2011, the Federal Housing Finance Agency (“FHFA”), as conservator for Fannie Mae and Freddie Mac, filed 17 complaints against numerous financial services companies, including the Company. A complaint against the Company and other defendants was filed in the Supreme Court of NY, styled Federal Housing Finance Agency, as Conservator v. Morgan Stanley et al. The complaint alleges that defendants made untrue statements and material omissions in connection with the sale to Fannie Mae and Freddie Mac of residential mortgage pass-through certificates with an original unpaid balance of approximately $11 billion. The complaint raises claims under federal and state securities laws and common law and seeks, among other things, rescission and compensatory and punitive damages. On September 26, 2011, defendants removed the action to the United States District Court for the Southern District of New York. On July 13, 2012, the Company filed a motion to dismiss the complaint, which motion was denied in large part on November 19, 2012. Trial is currently scheduled to begin in January 2015. At June 25, 2013, the current unpaid balance of the mortgage pass-through certificates at issue in this action was approximately $2.86 billion, and the certificates had incurred actual losses of approximately $59 million. Based on currently available information, the Company believes it could incur a loss in this action up to the difference between the $2.86 billion unpaid balance of these certificates (plus any losses incurred) and their fair market value at the time of a judgment against the Company, plus pre- and post-judgment interest, fees and costs. The Company may be entitled to be indemnified for some of these losses and to an offset for interest received by the plaintiff prior to a judgment.

On April 25, 2012, Metropolitan Life Insurance Company and certain affiliates filed a complaint against the Company and certain affiliates in the Supreme Court of NY styled Metropolitan Life Insurance Company, et al. v. Morgan Stanley, et al. An amended complaint was filed on June 29, 2012 and alleges that defendants made untrue statements and material omissions in the sale to plaintiffs of certain mortgage pass-through certificates backed by securitization trusts containing residential mortgage loans. The total amount of certificates allegedly sponsored, underwritten and/or sold by the Company was approximately $758 million. The amended complaint raises common law claims of fraud, fraudulent inducement, and aiding and abetting fraud and seeks, among other things, rescission, compensatory and/or rescissionary damages, as well as punitive damages, associated with plaintiffs’ purchases of such certificates. On September 21, 2012, the Company filed a motion to dismiss the amended complaint, which was granted in part and denied in part on July 16, 2013. Following that decision, the total amount of certificates allegedly sponsored, underwritten and/or sold by the Company was approximately $656 million. At June 25, 2013, the current unpaid balance of the mortgage pass-through certificates remaining at issue in this case was approximately $369 million, and the certificates incurred actual losses of approximately $28.3 million. Based on currently available information, the Company believes it could incur a loss up to the difference between the $369 million unpaid balance of these certificates (plus any losses incurred) and their fair market value at the time of a judgment against the Company, plus pre- and post-judgment interest, fees and costs. The Company may be entitled to be indemnified for some of these losses and to an offset for interest received by the plaintiff prior to a judgment.

On April 25, 2012, The Prudential Insurance Company of America and certain affiliates filed a complaint against the Company and certain affiliates in the Superior Court of the State of New Jersey styled The Prudential Insurance Company of America, et al. v. Morgan Stanley, et al. The complaint alleges that defendants made untrue statements and material omissions in connection with the sale to plaintiffs of certain mortgage pass-through certificates backed by securitization trusts containing residential mortgage loans. The total amount of certificates allegedly sponsored, underwritten and/or sold by the Company is approximately $1 billion. The complaint raises claims under the New Jersey Uniform Securities Law, as well as common law claims of negligent misrepresentation, fraud and tortious interference with contract and seeks, among other things, compensatory damages, punitive damages, rescission and rescissionary damages associated with plaintiffs’ purchases of such certificates. On October 16, 2012, plaintiffs filed an amended complaint which, among other things, increases the total amount of the certificates at issue by approximately $80 million, adds causes of action for fraudulent inducement, equitable fraud, aiding and abetting fraud, and violations of the New Jersey RICO statute, and includes a claim for treble damages. On March 15, 2013, defendants’ motion to dismiss was denied. At June 25, 2013, the current unpaid balance of the mortgage pass-through certificates at issue in this action was approximately $674 million, and the certificates had not yet incurred actual losses. Based on currently available information, the Company believes it could incur a loss in this action up to the difference between the $674 million unpaid balance of these certificates (plus any losses incurred) and their fair market value at the time of a judgment against the Company, plus pre- and post-judgment interest, fees and costs. The Company may be entitled to be indemnified for some of these losses and to an offset for interest received by the plaintiff prior to a judgment.

SUBSCRIPTION AGREEMENT

The second paragraph under the heading “THE FRONTIER FUND SUBSCRIPTION AGREEMENT FOR CLASS 1 LIMITED UNITS OF BENEFICIAL INTERESTS” is hereby deleted in its entirety and replaced with the following:

The top of this Subscription Agreement and the front of the Prospectus are dated April 30, 2013. This material will expire no later than 12 months following that date. It may expire prior to the end of that 12-month period. Before using these documents you should confirm with your financial advisor or your Selling Agent (your “Financial Advisor”) that the document date is current. Subscriptions using expired documents CANNOT be accepted.

The second paragraph under the heading “THE FRONTIER FUND SUBSCRIPTION AGREEMENT FOR CLASS 2 LIMITED UNITS OF BENEFICIAL INTERESTS” is hereby deleted in its entirety and replaced with the following:

The top of this Subscription Agreement and the front of the Prospectus are dated April 30, 2013. This material will expire no later than 12 months following that date. It may expire prior to the end of that 12-month period. Before using these documents you should confirm with your financial advisor or your Selling Agent (your “Financial Advisor”) that the document date is current. Subscriptions using expired documents CANNOT be accepted.

New Trading Advisors for the Equinox Frontier Diversified Fund

Effective August 1, 2013, the Equinox Frontier Diversified Fund added each of Crabel Capital Management, LLC, Emil Van Essen, LLC, FORT L.P., and Quest Partners LLC as major commodity trading advisors. The Equinox Frontier Diversified Fund will gain exposure to the trading program of Crabel Capital Management, LLC via a total return swap with Deutsche Bank AG, London Branch (the “DB Diversified Swap”). The term of the DB Diversified Swap is five years.

Effective November 7, 2013, the Equinox Frontier Diversified Fund added Chesapeake Capital Corporation as a major commodity trading advisor. Also effective November 7, 2013, the Equinox Frontier Diversified Fund allocated a portion of its assets available for trading to the “Quest Fixed Income Tracker-based Hedge Program” (“QFIT”), advised by Quest Partners LLC, which is designed to act as a hedge of the duration risk of the Equinox Frontier Diversified Fund’s cash management investment in U.S. Treasury securities. Please note that QFIT is not an investment program, but a cash management overlay. The use of QFIT is not expected to materially alter the investment objective of the Equinox Frontier Diversified Fund, nor does the QFIT overlay alter the basic allocation to the commodity trading advisor trading programs that the Equinox Frontier Diversified Fund has historically utilized.

The current major commodity trading advisors and/or reference programs for the Equinox Frontier Diversified Fund are:

•	Beach Horizon LLP;

•	BH-DG Systematic Trading LLP;

•	Cantab Capital Partners LLP;

•	Chesapeake Capital Corporation;

•	Crabel Capital Management, LLC;

•	Emil van Essen, LLC;

•	FORT, L.P.;

•	Mesirow Financial Commodities Management, LLC;

•	Quantitative Investment Management, LLC;

•	QuantMetrics Capital Management LLP;

•	Quest Partners LLC;

•	Tiverton Trading; and

•	Winton Capital Management Ltd.

Information about Chesapeake Capital Corporation

Background

Chesapeake Capital Corporation (“Chesapeake”) was incorporated under the laws of the Commonwealth of Virginia in February 1988 for the purpose of offering advisory and investment portfolio management services to both retail and institutional investors in trading futures interest contracts. On August 19, 1991, Chesapeake was merged into Chesapeake Capital Corporation, an Illinois corporation formed on August 13, 1991. References herein to “Chesapeake” refer to the Virginia Corporation prior to August 19, 1991, and the Illinois Corporation on and after August 19, 1991. Chesapeake has been registered as a commodity trading advisor (“CTA”) and as a commodity pool operator (“CPO”) with the Commodity Trading Futures Commission (“CFTC”) since June 20, 1988, and May 8, 1991, respectively, and has also been a member of the National Futures Association (“NFA”) since June 20, 1988. Chesapeake was listed as a principal of Chesapeake SP Partners LLC (“SP Partners”), a CPO located in Richmond, Virginia, from January 14, 2011 until July 9, 2011. Neither Chesapeake’s registration with the CFTC nor its membership in the NFA should be taken as an indication that any such agency or regulatory body has recommended or approved Chesapeake. Chesapeake’s principal place of business is located at 701 E. Byrd Street, 17th floor, Richmond, Virginia 23219. All business records will be kept at Chesapeake’s principal place of business.

Principals

Chesapeake’s Principals are Chesapeake Holding Company, R. Jerry Parker, Jr., Brian E. Broadway, Michael L. Ivie and Anilchandra G. Ladde.

Chesapeake Holding Company

Chesapeake Holding Company is a Virginia corporation that owns all of the issued and outstanding shares of stock of Chesapeake Capital Corporation. Chesapeake Holding Company has been listed as a principal of Chesapeake Capital Corporation since January 2004.

R. Jerry Parker, Jr.

R. Jerry Parker, Jr. is the Chairman of the Board of Directors and the Chief Executive Officer of Chesapeake and Chesapeake Holding Company. Mr. Parker has overseen Chesapeake’s operations and its trading since its inception. Mr. Parker received a Bachelor of Science degree in Commerce, with an emphasis in Accounting, from the University of Virginia in January 1980. From November 1983 until June 1986, Mr. Parker was employed as an exempt commodity trading advisor by Mr. Richard J. Dennis, a principal and shareholder of Richard J. Dennis & Company, a Chicago-based commodity trading advisor and a commodity pool operator, in his “Turtle” training program. From June 1986 until January 1988, Mr. Parker was an independent contractor and traded for Mr. Thomas Dennis as an exempt commodity trading advisor. From November 1983 through January 1988, Mr. Parker had complete discretionary trading authority over a futures portfolio of U.S. $1 million to U.S. $1.5 million. In January 1988, Mr. Parker ceased trading for Mr. Thomas Dennis and in February 1988 Mr. Parker formed Chesapeake. Mr. Parker was registered as an associated person and listed as a principal of Parker Commodities, Inc., a commodity trading advisor based in Richmond, Virginia, from June 27, 1988 until August 14, 1992. Mr. Parker, by virtue of ownership, was listed as a principal of Vandelay Capital Management LLC (“Vandelay”), a multi-strategy fund of funds manager located in Richmond, Virginia, from May 20, 2004 until July 23, 2009, although he was not involved in its day-to-day operations. Mr. Parker was listed as a principal of SP Partners from January 18, 2011 until July 9, 2011 and was registered as an associated person of SP Partners from January 19, 2011 until July 9, 2011. SP Partners never commenced operations. Mr. Parker has been registered as an associated person and listed as a principal of Chesapeake since June 20, 1988.

Brian E. Broadway

Brian E. Broadway is the Chief Operating Officer of Chesapeake and Chesapeake Holding and also serves as Secretary of Chesapeake and Chesapeake Holding Company. Mr. Broadway’s duties include overseeing Chesapeake’s daily operations as well as its marketing efforts and financial operations. Mr. Broadway received his Bachelor of Science degree, with an emphasis in Accounting, from the University of Virginia in May 1991 and an M.B.A., with an emphasis in Finance, from the University of North Carolina – Chapel Hill in August 1999. From August 1991 through July 1995, Mr. Broadway worked in the assurance practice at Coopers & Lybrand, LLC, an accounting firm, as a member of the Financial Services Team. Mr. Broadway was employed by Chesapeake from August 1995 until February 2005 as a Senior Vice President and became a licensed Certified Public Accountant in Virginia in May 2004. In May 2004, Mr. Broadway assisted in the founding of Vandelay, a multi-strategy fund of funds. Mr. Broadway was registered as an associated person of Chesapeake from June 13, 2003 until February 1, 2005. Mr. Broadway was listed as a principal of Vandelay from May 20, 2004 until July 23, 2009, registered as an associated person of Vandelay from May 24, 2004 until July 23, 2009 and employed as Vandelay’s Managing Director, overseeing its daily operations, from February 2005 through July 2009. Mr. Broadway rejoined Chesapeake in April 2007 and directed its financial operations from April 2007 until July 2010. From July 2010 until June 2013, Mr. Broadway held the title of Principal of Chesapeake and his duties included general management as well as sales and marketing. . Mr. Broadway has been registered as an associated person and listed as a principal of Chesapeake since April 18, 2007.

Michael L. Ivie

Michael L. Ivie is the Director of Research of Chesapeake. Mr. Ivie received a Bachelor of Science degree in Mathematics from Louisiana State University in 1989. From January 1990 through June 1991, Mr. Ivie was employed as an Actuarial Analyst by A. Foster Higgins, an actuarial consulting firm, located in Richmond, Virginia. In June 1991, Mr. Ivie joined Chesapeake’s Research Department where his duties included research on trading systems as well as the development and operation of back office software. In March 1999, Mr. Ivie became the Director of Research of Chesapeake. Mr. Ivie has been registered as an associated person of Chesapeake since May 21, 1999 and listed as a principal of Chesapeake since May 12, 2008.

Anilchandra G. Ladde

Anilachandra G. Ladde is the Director of Trading of Chesapeake. Mr. Ladde received his Bachelor of Science degree in Mathematics from the University of Texas at Arlington in May 1990 and an M.B.A. in Finance from The George Washington University in May 1992. From June 1992 until April 1993, Mr. Ladde was employed as a counselor by the Grand Prairie YMCA located in Grand Prairie, Texas. In April 1993, Mr. Ladde joined Chesapeake’s Trading Department where his duties included daily monitoring of market activity and trade execution. In June 1999, Mr. Ladde became the Director of Trading of Chesapeake. Mr. Ladde has been registered as an associated person of Chesapeake since November 3, 1994 and listed as a principal of Chesapeake since May 13, 2008.

Chesapeake and its Principals may, from time to time, trade futures, forwards, and options contracts and securities for their own proprietary accounts. Such trades may or may not be in accordance with the Chesapeake trading program described below. The trading records of those accounts are available for inspection on Chesapeake’s premises upon reasonable prior notice and during normal business hours, subject to reasonable assurances of confidentiality.

Chesapeake and its Principals do not have a beneficial or ownership interest in the Trust or any of the Series.

Legal Actions

There have never been any material administrative, civil or criminal actions (whether pending, on appeal or concluded) against Chesapeake or its Principals.

Trading Approach

Chesapeake seeks to achieve capital appreciation primarily through trading on a highly leveraged basis commodity futures contracts, options on futures contracts and commodities, spot and forward currency contracts and other derivative contracts traded in U.S. and non-U.S. markets (such contracts being hereinafter referred to collectively as “Futures Interest Contracts”). Futures Interest Contracts traded by Chesapeake may include, but are not limited to, contracts on agricultural products, precious and industrial metals, currencies, financial instruments, and stock, financial and economic indices.

Chesapeake initially traded the Diversified 2XL Program on behalf of the Fund. Since August 19, 2013, Chesapeake has traded the Diversified Program on behalf of the Fund.

A general description of Chesapeake’s trading approach immediately follows, with a more specific explanation of the Diversified Program and the markets traded following the general description. Since Chesapeake’s trading strategies and programs are proprietary and confidential, the discussion below is of a general nature and it is not intended to be exhaustive.

In general, Chesapeake analyzes markets, including price action, market volatility, open interest and volume (“technical analysis”) as a means of predicting market opportunity and discovering any repeating patterns in past historical prices. Chesapeake generally employs a computerized analysis of a large number of interrelated statistical and mathematical formulas and techniques – based on an extensive proprietary and confidential database of prices, volatility, volume, open interest and various other market statistics – to search for patterns in data and to develop, use and monitor trading strategies. Chesapeake places primary emphasis on technical analysis in assessing market opportunities.

Chesapeake’s trading decisions are based on a combination of its systems, its market timing techniques, its trading discretion, judgment and experience and on market opportunities. Chesapeake’s trading methodology is both systematic and strategic. Trading decisions require the exercise of strategic judgment by Chesapeake in evaluating its technical trading methods, in their possible modification from time to time, and in their implementation.

Chesapeake is free to use its discretion whether to follow any trading signals or parameters generated by its technical trading strategies and the Chesapeake Trading Programs. The decision not to trade certain markets or not to make certain trades indicated by Chesapeake’s systems can materially affect performance. Under no circumstances is Chesapeake compelled to follow any of the trading indications generated by the Chesapeake Trading Programs.

Chesapeake has the right to employ any form or method of technical analysis that it deems appropriate in trading the Chesapeake Trading Programs. By way of example, the technical trading strategies and programs utilized by Chesapeake may be revised from time to time by Chesapeake as a result of ongoing research and development, which seeks to devise new trading strategies and programs as well as test its current technical strategies and programs; provided that Chesapeake will notify clients of any material revisions or changes in its trading strategies and/or systems.

Exchanges on which transactions will take place in trading the Diversified Program may include, but are not limited to, all exchanges in the United States, as well as non-U.S. exchanges which include but are not limited to the Dubai Mercantile Exchange (DME), the EUREX, the Euronext Amsterdam (EUROAEX), the Euronext Brussels (EUROBRU), the EURONEXT Liffe (LIFFE), the Euronext Paris (EUROPAR), the Hong Kong Exchanges &Clearing Limited (HKEX), the ICE Futures Europe and the ICE Futures Canada (ICE), the Korea Exchange (KRX), the Borsa Italiana (IDEM), the London Metal Exchange (LME), the Montreal Exchange (MX), the MEFF AIAF SENAF Holding de Mercados S.A. (MEFF), the NASDAQ OMX (OMX), the Osaka Securities Exchange Co., Ltd. (OSE), the South African Futures Exchange (SAFEX), the Singapore Exchange Derivatives Trading Ltd. (SGX-DT), the Sydney Futures Exchange (SFE), the Thailand Futures Exchange (TFEX), the Tokyo Commodity Exchange (TOCOM), the Tokyo Financial Exchange Inc. (TFX), the Tokyo Grain Exchange (TGE), and the Tokyo Stock Exchange (TSE). In addition, Chesapeake continually monitors numerous markets, both U.S. and non-U.S., and initiates trades at any point it determines that a market is sufficiently liquid and tradable using the methods employed by Chesapeake.

Past Performance of Diversified 2XL Program

Chesapeake initially traded the Diversified 2XL Program on behalf of the Fund. Since August 19, 2013, Chesapeake has traded the Diversified Program on behalf of the Fund. Therefore, the rate of return for August 2013 reflects the change in trading program described hereto. Beginning September 2013, the monthly rate of return reflects the performance of Chesapeake’s Diversified Program on behalf of the Fund.

Diversified 2XL Program (through August 18, 2013)

Chesapeake Diversified Program (beginning August 19, 2013)

Monthly Rates of Return	2013 (%)		2012 (%)	2011 (%)	2010 (%)	2009 (%)	2008 (%)
January	9.45		(2.77)	2.50	(9.01)	0.68	4.00
February	(2.05)		(3.10)	9.29	4.63	(1.04)	33.27
March	3.80		1.83	2.02	6.99	(0.84)	(13.18)
April	2.45		3.85	7.82	6.58	(3.19)	(0.05)
May	(1.48)		(5.52)	(14.90)	(25.28)	(3.08)	2.59
June	0.10		(4.49)	(11.39)	(5.18)	(1.75)	13.57
July	5.31		9.44	6.32	(2.53)	0.30	(12.86)
August	(6.68	)*	(1.58)	(0.56)	5.22	7.64	(10.12)
September	1.07		(7.57)	(21.65)	12.01	4.91	(9.71)
October	4.55		(8.10)	(1.93)	15.47	(5.21)	7.54
November			0.27	9.96	(9.94)	6.01	8.84
December			(5.10)	2.36	23.71	4.10	6.27
Compound Rate of Return	16.76 (10 mos.	)	(21.73)	(15.05)	13.68	7.88	23.27

*	The rate of return for August 2013 reflects the change in trading program described above.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA:	Chesapeake Capital Corporation
Name of program:	Diversified 2XL Program until August 18, 2013;
Diversified Program on and after August 19, 2013
Inception of trading by CTA:	February 1988
Inception of trading in Fund:	March 2006
Worst monthly drawdown*:	(25.28)% (05/2010)
Worst peak-to-valley drawdown**:	(46.04)% (05/2011 – 12/2012)
Totals Assets in the Fund:	$6,000,000
Total Assets Under Management of the CTA:	$56,000,000

*	Draw-down means losses experienced by the trading program over a specified period.
**	Worst peak-to-valley draw-down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

Information about Crabel Capital Management, LLC

Background

Crabel Capital Management, LLC (“CCM” and “Trading Advisor”) is a Wisconsin, U.S.A. limited liability company formed in 1997 by William Harrison (Toby) Crabel. It is the successor to Mr. Crabel’s sole proprietorship. CCM’s main business address is 10250 Constellation Blvd., Suite 2650, Los Angeles, CA 90067, USA. CCM is a global alternative investment firm specializing in futures and foreign currency trading and currently has over $1 billion in assets under management. Pioneers of short-term, systematic trading, the firm has evolved over the last two decades to offer broadly diversified, unique products that are valuable complements to sophisticated portfolio design. CCM invests on behalf of qualified institutions, funds of funds, family offices and high net worth individuals. CCM’s primary investment objective is to achieve competitive risk-adjusted returns, while maintaining a low correlation to all other investment strategies. The Trading Advisor has been registered as a commodity trading advisor with the CFTC under the CEA since March 9, 1987 and as a commodity pool operator with the CFTC under the CEA since January 7, 1999, and has been a member of the NFA since March 9, 1987. The Principals of the Trading Advisor are listed below.

Principals

The principals of the Trading Advisor are Crabel Holdings LLC, William Harrison “Toby” Crabel, Michael Pomada, Paul Buethe, Alden Melbourne and Cynthia Aragon.

Crabel Holdings LLC

Crabel Holdings LLC has been listed as a principal of the Trading Advisor since March of 2004.

William Harrison (Toby) Crabel

Toby Crabel is the firm’s Chief Executive Officer. In his role, Mr. Crabel oversees management, research and developing new talent to continue the innovation and diversification of ideas within the firm. He also leads the firm’s Executive Committee. Mr. Crabel has been listed as a principal of the Trading Advisor since October of 1984 and he became registered as an associated person of the firm and an NFA associate member in March of 1987.

Alden Melbourne

Alden Melbourne is a Senior Partner of CCM and a member of the firm’s Executive Committee. Mr. Melbourne graduated in 1996 with a BS in Computer Science from Rensselaer Polytechnic Institute. Mr. Melbourne started his career at CCM in June 1993. Mr. Melbourne spends his time overseeing software development, conducting research and reviewing research. Mr. Melbourne has been registered as an NFA associate member and an associated person and listed as a principal of CCM since March of 2013.

Michael Paul Buethe

Paul Buethe is a Portfolio Manager and a member of the firm’s Executive Committee. Mr. Buethe earned his BS from the University of Nebraska in 1985 and an MBA from Columbia University in 1987. In July 2000, Mr. Buethe joined CCM and manages the Buethe Crabel Diversified Futures Program. He spends most of his time managing his portfolio and conducting research. Mr. Buethe has been registered as an NFA associate member and an associated person of CCM since September of 2001, and listed as a principal and registered as a branch manager of CCM since January of 2013.

Michael Pomada

Michael Pomada is the Chief Operating Officer of CCM and is a member of the firm’s Executive Committee. Mr. Pomada graduated from the University of California at Berkeley in 1997 and received his MBA from the University of Southern California with a concentration in investments and statistics. Upon joining CCM in April 2008, Mr. Pomada managed an equity portfolio while assisting in the oversight of the firm’s main cash equity program. Starting in late 2009, Mr. Pomada co-led the effort to revamp the firm’s execution processes, infrastructure and algorithmic trading & microstructure research. In June 2011, Mr. Pomada moved into the COO role. Mr. Pomada has been registered as an NFA associate member and an associated person of CCM since May of 2012, and listed as a principal of CCM since January of 2013.

Cynthia Aragon

Cynthia Aragon is the Chief Compliance Officer and Legal Counsel for CCM. Ms. Aragon graduated from New York University in 1993 and received a JD from Fordham Law School in 1996. Recently, Ms. Aragon served as Chief Compliance Officer and General Counsel at FATTOC, LLC, a high frequency proprietary trading firm, from August 2008 through June 2010. From June 2010 until June 2011, Ms. Aragon was self-employed as an independent consultant and attorney. She served as interim Chief Compliance Officer and General Counsel for WestPark Capital, LLC, a boutique investment bank in Los Angeles, from June 2011 until December 2011. In January 2012, Ms. Aragon joined CCM. She is a member in good standing of the California Bar and the New York Bar. Ms. Aragon has been registered as an NFA associate member and an associated person, and listed as a principal of CCM since March of 2013.

Stephen (Steve) Wisdom

Steve Wisdom is a Portfolio Manager at CCM and is a member of the firm’s Executive Committee. Mr. Wisdom joined Crabel Capital in January 2008. Mr. Wisdom graduated from Harvard College with a BA in Philosophy in 1983 with a focus on symbolic logic, and coursework in Math, Applied Math, Finance and Economics. Mr. Wisdom has been registered as an associated person of CCM since March of 2012, approved as a branch manager since January 2013, and listed as a principal of CCM since September of 2013.

Andrew Moe

Andrew Moe is a Portfolio Manager at CCM and is a member of the firm’s Executive Committee. Mr. Moe graduated from the University of Illinois in 1993 with a BS in Mechanical Engineering. Mr. Moe joined Manchester Trading, a Connecticut based hedge fund, in November 2005 where he managed a portfolio until August 2007. From August 2007 to August 2008, Mr. Moe continued to manage his portfolio with personal capital. In August of 2008, Mr. Moe joined Crabel to develop and manage a very short term portfolio, including high frequency trading. From late November 2009 to present, Mr. Moe worked with Mr. Pomada to revamp the firm’s execution processes, infrastructure and algorithmic trading/microstructure research. Mr. Moe has been listed as a principal of CCM since November of 2013.

Nicole Roskopf

Nicole Roskopf is the Director of Client Relations. Ms. Roskopf graduated in 1994 with a BBA in Finance from the University of Wisconsin-Whitewater with an emphasis in Accounting and Financial Planning. From September 1995 through April 2000, Ms. Roskopf worked at Strong Capital Management, a financial services firm, in the separately managed accounts area performing accounting and finance-related duties for portfolios that traded individual equities, fixed income securities, futures and foreign exchange. During her time there, she was promoted to team leader and subsequently co-manager of the department. In May 2000, Ms. Roskopf joined Crabel Capital Management as an accountant focusing on back office and corporate accounting, and soon after joining the firm she transitioned into the client relations department. Hill Crabel Trading, LLC was a joint venture between Hill Trading Technologies, LLC and Crabel Holdings, LLC. Hill Crabel Trading, LLC, a registered commodity trading advisor and commodity pool operator, was an alternative investment firm that employed systematic trading strategies across futures and currency markets. Crabel Holdings, LLC owns 100% of Crabel Capital Management, LLC. Ms. Roskopf has been registered as an NFA associate member and an associated person of CCM since December of 2003, and listed as a principal of CCM since September of 2013. Ms. Roskopf was registered as an associated person and an NFA associate member of Hill Crabel Trading LLC from January 26, 2004 through August 26, 2010.

Gail Daugherty

Gail Daugherty, CPA, is Director of Accounting at CCM. Ms. Daugherty graduated in 1979, with a BBA in Accounting from the University of Wisconsin – Madison. In February 1993, Ms. Daugherty joined Strong Capital Management and held various accounting positions in the separately managed accounts, systems implementation and retirement plan services areas until April 2005. After leaving Strong Capital Management, Ms. Daugherty explored opportunities with a number of well-regarded firms and elected to join Crabel Capital Management. In October 2005, Ms. Daugherty joined CCM to lead the accounting division. Ms. Daugherty has been listed as a principal of the firm since November of 2013.

Crabel Capital and its Principals may, from time to time, trade futures, forwards, and options contracts and securities for their own proprietary accounts. Such trades may or may not be in accordance with the Crabel Capital trading program described below. The trading records of those accounts are available for inspection on Crabel Capital’s premises upon reasonable prior notice and during normal business hours, subject to reasonable assurances of confidentiality.

Crabel Capital and its Principals do not have a beneficial or ownership interest in the Trust or any of the Series.

Trading Approach

The Crabel Multi-Product Program consists of a highly diversified portfolio of uncorrelated and predominantly short-term, systematic strategies traded across multiple liquid, global futures, and currency markets. These strategies can include currency and financial futures and swaps, equity indices, agriculturals, energy, base and precious metals across over 200 markets.

The majority of the price-driven strategies in the portfolio can be classified as short-term momentum or mean-reversion trades and a small portion of the portfolio is allocated to longer holding period strategies.

Legal Actions

There are currently no legal matters pending. None of the current principals of the Advisor have been involved in any lawsuits relating to the operations of the company or involving claims of financial impropriety.

Past Performance of Crabel Capital Management, LLC

The Capsule Performance Table which follows presents the performance results of the Crabel Multi-Product 1x Program for the period covered by the table and statistics are calculated on net monthly returns for the period covered by the table. Performance results are based on actual trading of a representative account with the longest trading record of the Crabel Multi-Product 1x Program managed by Crabel Capital Management, LLC. For the purposes of this illustration, the performance results shown include advisor fees of a management fee equal to 1/12 of 2% of Trading Level (2% annually) and a quarterly incentive fee of 30% of any New Net Profits, as defined. Performance results of individual accounts may vary as a result of differing fees, account size, the timing of the entry of orders and other factors. No representation is being made that any account in the future will or is likely to achieve profits or losses similar to those shown. The program inception is March 1, 1998. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Crabel Multi-Product 1x Program

Month	2013		2012	2011	2010	2009	2008
January	6.62%		1.98%	1.80%	-0.34%	2.74%	2.72%
February	3.53%		-1.05%	0.39%	1.33%	-0.15%	0.52%
March	1.81%		2.14%	-1.46%	-0.50%	-0.02%	2.95%
April	1.59%		-0.28%	-1.31%	1.48%	1.06%	-0.93%
May	-3.65%		1.85%	2.40%	1.18%	2.02%	0.56%
June	-1.77%		0.62%	0.75%	-0.51%	0.53%	0.64%
July	-2.89%		3.37%	0.25%	1.76%	-2.96%	1.54%
August	0.46%		-1.89%	-2.50%	3.15%	1.34%	-3.71%
September	-7.13%		0.11%	2.79%	0.79%	0.66%	4.75%
October	0.70%		2.06%	-0.14%	-1.08%	-1.08%	-3.48%
November			3.80%	-4.58%	-1.50%	-1.59%	-2.57%
December			1.63%	0.40%	3.50%	-1.42%	-3.51%
Year	-1.42 (10 mos.	% )	15.15%	-1.43%	9.50%	-0.34%	-0.95%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA:	Crabel Capital Management, LLC
Name of program:	Crabel Multi-Product 1x Program
Inception of trading by CTA:	January 1992
Inception of trading in program:	March 1998
Worst monthly drawdown:	-7.13% (September 2013)
Worst peak-to-valley drawdown:	-14.25% (April 2013-September 2013)
Totals Assets in the Program:	$1,363 million (October 31, 2013)
Total Assets Under Management of the CTA:	$1,472 million (October 31, 2013)

*	Draw-down means losses experienced by the trading program over a specified period.
**	Worst peak-to-valley draw-down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

Information about Emil van Essen, LLC

Background

The Emil van Essen Spread Trading Program was developed in 2006 during the advent and rapid growth of passive long only commodity index funds. Emil and his team developed a spread market database and built software that enabled the modeling of the effect of index funds on commodity spread prices. With a strong focus on research and development the firm employs a multi-model approach that utilizes a highly advanced methodology that can analyze spread prices across multiple commodity, interest rate and options markets. While research and quantitative analysis remain the cornerstone of the firm significant discretion is applied in trade selection and execution. Continued improvement in operational efficiency, risk management, and client services are also a focus of EVE LLC. The Firm now has 16 employees in its Chicago office. Investors can access the Program either through a managed account, fund structure, or platforms. Emil van Essen LLC became registered as a commodity trading advisor and NFA member in August of 2008, and as a commodity pool operator in March of 2011.

Principals

Emil van Essen

Emil van Essen has been the CIO & CEO of Emil van Essen LLC since its registration in August 2008. Mr. van Essen focuses his time on the strategic direction of the firm, research, and trading. Mr. van Essen has extensive experience in the futures industry in both Canada and the U.S. Emil studied honors mathematics at the University of Waterloo in Waterloo, Ontario from 1983 to 1986. He holds a Series 3 license. Emil has been a member of Mensa, has won awards for achievement in mathematics, and has authored two books on systematic futures trading. Emil has been listed as a principal of Emil van Essen LLC since July of 2008, and registered as an associated person and an NFA associate member of Emil van Essen LLC since August of 2008.

Dennis Callahan

Mr. Callahan has served as the Chief Compliance Officer of Emil Van Essen LLC from December 2012 to present. From March 2011 through December 2012, Mr. Callahan was Director of Trading for Emil van Essen LLC. From December 2001 through March 2011, Dennis worked for Vankar Trading Corp, an introducing broker registered with the CFTC and an entity of which Emil was a principal. Dennis was registered as an associated person with Vankar Trading from January 2002 through March 2011. While registered with Vankar he served in the capacity of Director of Trading. Dennis has a BS in Finance from Western Michigan University. Mr. Callahan has been registered as an NFA associate member and an associated person of Emil van Essen LLC since December of 2010, and listed as a principal of Emil van Essen LLC since March of 2013. Mr. Callahan’s principal listing was pending from December 2012 until March 2013.

Russ Rausch

Russ Rausch began working for Emil van Essen LLC in July 2011 and was registered as the Chief Operating Officer of Emil van Essen LLC in March 2012. Prior to joining Emil van Essen, Raush was the executive vice president, global buy-side sales, managing director New York for Trading Technologies International (TT), a trading software and platform company, from May 1998 through July 2011. Rausch was responsible for managing TT’s New York sales office and their global sales effort to buy-side firms. Rausch first joined TT in May 1998 and has held several senior-level positions, including Chief Financial Officer and Executive Vice President Global Support and Chief Information Officer. Rausch received his B.S. in accounting from Kansas State University. He is a CPA and a member of the American Institute of Certified Public Accountants. Mr. Rausch has been registered as an NFA associate member and an associated person of Emil van Essen LLC since December of 2011, and listed as a principal of Emil van Essen LLC since March of 2012.

Emil van Essen LLC and its Principals may, from time to time, trade futures, forwards, and options contracts and securities for their own proprietary accounts. Such trades may or may not be in accordance with the Emil van Essen LLC trading program described below. The trading records of those accounts are available for inspection on Emil van Essen LLC’s premises upon reasonable prior notice and during normal business hours, subject to reasonable assurances of confidentiality.

Emil van Essen LLC and its Principals do not have a beneficial or ownership interest in the Trust or any of the Series.

Trading Approach

The Emil van Essen Spread Trading Program seeks profit through the spread trading of exchange-listed futures and options contracts. The program primarily trades commodities through calendar spreads, inter-commodity spreads, and relative value trades. Interest rate, equity volatility, and other futures spread and relative value trades are also included. Quantitative research and significant discretion are employed with the goal of generating strong, uncorrelated returns in various market environments. The program typically has a low to negative correlation to traditional benchmarks including CTA, commodity and stock indices with a track record dating back to December 2006. The Emil van Essen Spread Trading Program is traded at 2x leverage for the series.

Legal Actions

There have been no material administrative, civil or criminal proceedings against Emil van Essen, LLC or any of its principals, which are pending, are on appeal or have concluded at any time during the last five years.

Past Performance of Emil van Essen, LLC

The Capsule Performance Table which follows presents the performance results of the Emil van Essen Spread Trading Program for the period covered by the table. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Emil van Essen Spread Trading Program

Month	2013		2012	2011	2010	2009	2008
January	-2.65%		-0.65%	14.70%	-3.62%	9.33%	31.43%
February	0.53%		-4.51%	-1.02%	4.82%	1.35%	-5.85%
March	-2.04%		-2.70%	2.25%	0.56%	6.06%	-3.83%
April	0.46%		5.24%	0.52%	10.37%	1.47%	10.25%
May	1.60%		-1.81%	6.50%	2.24%	-1.93%	12.30%
June	-4.21%		-2.55%	2.69%	-2.24%	2.66%	11.70%
July	-6.30%		-8.00%	-0.46%	0.57%	1.80%	1.80%
August	1.42%		-0.67%	-1.94%	4.40%	0.06%	1.38%
September	3.09%		1.49%	3.47%	0.69%	-0.55%	3.75%
October	-0.01%		1.41%	1.14%	-0.21%	3.14%	1.41%
November	0.34%		0.81%	-0.38%	-4.04%	2.74%	-1.29%
December			0.27%	3.18%	-1.63%	-0.05%	4.41%
Year	-7.86 (11 mos.	% )	-11.63%	33.99%	11.40%	28.81%	83.70%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA:	Emil van Essen, LLC
Name of program:	Emil van Essen Spread Trading Program
Inception of trading by CTA:	December 2006
Inception of trading in program:	December 2006
Worst monthly drawdown:	-8.00% (July 2012)
Worst peak-to-valley drawdown:	-22.39% (December 2011 – July 2013)
Totals Assets in the Program:	$163 million (November 30, 2013)
Total Assets Under Management of the CTA:	$174 million (November 30, 2013)

*	Draw-down means losses experienced by the trading program over a specified period.
**	Worst peak-to-valley draw-down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

Information about Quest Partners LLC

Background

Quest Partners is registered with U.S. Commodity Futures Trading Commission (the “CFTC”) as a commodity trading advisor and a commodity pool operator and is a member of the National Futures Association in such capacities since April of 2001. Quest is a New York based asset manager providing independent, professional investment services to institutional and private clients. It has its offices at 126 East 56th Street – 19th floor, New York, NY 10022. The duties of Quest as a Trading Advisor will include investing and reinvesting in exchange listed futures, forward, options contracts and other derivative instruments the amount of assets allocated to Quest pursuant to the trading programs, methods, systems, strategies which the Trading Company has selected and in accordance with any trading policies, guidelines, restrictions, or limitations set out in the trading advisory agreement.

Principals

Nigol Koulajian is a principal and the Chief Investment Officer of the Trading Advisor, which he founded in April 2001. He graduated from the University of Notre Dame in 1988, with a BS in Electrical Engineering and earned his MBA in Finance from Columbia Business School in 1994. Koulajian has been an approved Principal and a registered Associated Person of Quest since April 2001.

Pawel Czkwianianc is a principal and the Head of Research for the Trading Advisor. Mr. Czkwianianc joined Quest Partners LLC at its inception in April 2001. Mr. Czkwianianc holds a B.S. degree in Applied Mathematics from Columbia University and an M.S. degree in Mathematics from New York University (“NYU”). At NYU, he was enrolled in the Ph. D. program in the field of mathematical neuroscience. Mr. Czkwianianc has been an approved Principal and a registered Associated Person of Quest since February 2010.

The Trading Advisor and its Principals may, from time to time, trade futures, forwards, and options contracts and securities for their own proprietary accounts. Such trades may or may not be in accordance with the Trading Advisor’s trading program described below. The trading records of those accounts are available for inspection on the Trading Advisor’s premises upon reasonable prior notice and during normal business hours, subject to reasonable assurances of confidentiality.

The Trading Advisor and its Principals do not have a beneficial or ownership interest in the Trust or any of the Series.

Trading Approach

The Quest Tracker Index (“QTI”) seeks to track generally the performance generated by the broad class of managed futures trading strategies of trend-following Commodity Trading Advisors, and to match or exceed the performance of widely followed CTA indices on a risk-adjusted basis. The QTI comprises 47 specified futures contracts in markets for currencies, fixed-income, equity indices and commodities.

The Quest Fixed Income Tracker-based hedge program (“QFIT”) comprises 48 specified futures contracts in markets for currencies, fixed-income, equity indices and commodities (each such futures contract, a “Program Component,” and together, the “Program Components”). QFIT seeks to capture short-, medium- and long-term trends in various markets. In particular, QFIT tends to be short fixed-income Program Components that are trending downwards (i.e., when interest rates are rising), and long or short trending Program Components that are negatively correlated to the U.S. 10-year Treasury, thereby seeking to be profitable when medium-term interest rates are rising.

Legal Actions

There have been no material administrative, civil or criminal proceedings against Quest Partners LLC, or any of its principals, which are pending, are on appeal or have concluded at any time during the last five years.

Past Performance of Quest Partners, LLC

The Capsule Performance Table which follows presents the performance results of the Quest Tracker Index Program for the period covered by the table. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Quest Tracker Index Program

Month	2013		2012	2011
January	1.78%		4.55%	—
February	-1.19%		0.42%	—
March	1.38%		-3.95%	—
April	1.88%		2.05%	—
May	-4.32%		7.47%	—
June	-3.95%		-4.25%	—
July	0.72%		5.92%	—
August	-2.15%		-0.68%	1.06%
September	0.69%		-0.99%	2.03%
October	1.92%		-6.06%	-4.61%
November			1.65%	-1.07%
December			0.20%	0.82%
Year	-3.87 (10 mos.	% )	5.54%	-1.90%

*	August 2011 is a partial month’s return that began August 17, 2011. September 2011 is also a partial month that excludes a single trading day.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA:	Quest Partners LLC
Name of program:	Quest Tracker Index Program
Inception of trading by CTA:	May 2001
Inception of trading in program:	August 17, 2011
Worst monthly drawdown:	-6.06% (October 2012)
Worst peak-to-valley drawdown:	-11.50% (August 2012-August 2013)
Total Assets in the Program:	$381 million (October 31, 2013)
Total Assets Under Management of the CTA:	$1,178 million (October 31, 2013)

*	Drawdown means losses experienced by the trading program over a specified period.
**	Worst peak-to-valley drawdown means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

Information about FORT L.P.

Background

FORT specializes in trading futures contracts on interest rates, currencies, stock indices, energy and precious metals. FORT is registered under the Commodity Exchange Act as a Commodity Trading Advisor and as a Commodity Pool Operator. The company is also a member of the National Futures Association. FORT L.P. is headquartered in Chevy Chase, Maryland, a suburb of Washington, DC. FORT follows a general investment principle for its various investment strategies. All strategies must strive to have no correlation with broad equity markets such as S&P 500 or MSDCI world index. FORT does not construct any investment strategy around a one-sided exposure to a market factor, such as long only stock investment. FORT became registered as a commodity trading advisor, NFA member and commodity pool operator in October of 1999.

Principals

Yves Balcer

Yves Balcer has been a principal of FORT since its founding in December 1992. He was formerly a Senior Manager of Investment at the World Bank, managing a $20B portfolio in Global Fixed Income, where he worked from August 1985 until August 1987, and again between May 1988 and December 1992. During his last two years at the World Bank, Mr. Balcer directed the research and implementation of system-based trading strategies in global bond markets. Prior to that, he served at various times as Senior Manager for the North American, European and Asian portfolios, where he managed teams of professional traders overseeing $20 billion in fixed income assets. Between September 1987 and April 1988, Mr. Balcer served as Director of Research and Arbitrage at Midland-Montagu Securities, a US Treasury Prime Broker, where he directed research into fixed income arbitrage. From July 1977 to July 1985, he was a professor of economics at the University of Wisconsin in Madison. Mr. Balcer has published more than twenty-five articles on finance and economics in professional journals. He holds a PhD in Economics and Finance from MIT, a PhD in Operations Research and a MS in Statistics from Stanford University, and a MS in Mathematics from the Université de Montréal in Canada. Mr. Balcer became listed as a principal, and registered as an NFA associate member and an associated person, of FORT in October 1999. Mr. Balcer has been listed as a principal, and registered as an NFA associate member and an associated person, of Fort Global LLC, a commodity pool operator and commodity trading advisor, since November of 2001. Mr. Balcer is involved in the oversight of investment strategies and research, operations, compliance, back office, and marketing functions.

Sanjiv Kumar

Sanjiv Kumar has been a principal of FORT since its founding in December 1992. Prior to this, from February 1987 to December 1992, he was a Senior Manager of Investment at the World Bank, managing a team of traders investing $10B in Global Fixed Income. During his tenure at the World Bank, Dr. Kumar managed large fixed-income portfolios in all the major currencies. At the time of his departure Dr. Kumar was responsible for investing a multi-billion dollar portfolio in US and Canadian dollar securities. Mr. Kumar has a PhD in Economics from the University of Chicago and a BA in Mathematics from the University of Delhi in India. Mr. Kumar became listed as a principal, and registered as an NFA associate member and an associated person, of FORT in October 1999. Mr. Kumar has been listed as a principal, and registered as an NFA associate member and an associated person, of Fort Global LLC, a commodity pool operator and commodity trading advisor, since November of 2001. Mr. Kumar is involved in the oversight of investment strategies and research, operations, compliance, back office, and marketing functions.

Fort LLC is an entity principal of FORT, and has been listed as a principal of FORT since October of 1999.

Fort Management Inc. is an entity principal of FORT, and has been listed as a principal of FORT since October of 1999.

FPCZ ECI LLC is an entity principal of FORT, and has been listed as a principal of FORT since October of 2011.

FORT and its Principals will not trade futures, forwards, and options contracts and securities for their own proprietary accounts.

FORT and its Principals do not have a beneficial or ownership interest in the Trust or any of the Series.

Trading Approach

FORT’s goal is to generate the highest quality of risk-adjusted returns for its clients. FORT’s Contrarian strategy is a technical, fully systematic, trend-anticipation strategy that tries to capture performance around trends in a novel way. Traditional trend-following strategies are usually late to enter and late to exit because they must wait for confirmation of a trend to enter or exit their positions. By design, the Contrarian strategy is usually early in entering and exiting trends.

FORT’s Contrarian strategy focuses on trading futures contracts on interest rates, currencies, stock indices, energy and precious metals. The strategy systematically tries to identify price behaviors which signal turning points in the markets and then takes positions in those markets while the price is still moving in the opposite direction. In addition to capturing a fundamentally different part of the trend movement from traditional trend-followers, this system design allows the Contrarian strategy to perform better than traditional trend-followers in choppy markets because it also captures performance in shorter-term market movements, or noise, around the trend. Capital is allocated dynamically over time frames, models, and markets based on a statistical learning process. This process uses Bayesian statistical techniques which allow the strategy to evolve incrementally each day. The strategy is constructed to be statistically robust which enables it to perform well over the long term.

Legal Actions

There have been no material administrative, civil or criminal proceedings against Fort Management, Inc, or any of its principals, which are pending, are on appeal or have concluded at any time during the last five years.

Past Performance of FORT L.P.

The Capsule Performance Table which follows presents the performance results of the Global Contrarian Program for the period covered by the table. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

FORT L.P. – Global Contrarian

Month	2013		2012	2011	2010	2009	2008
January	-0.23%		2.68%	-3.92%	1.42%	-2.48%	1.13%
February	-0.14%		-0.19%	3.44%	5.64%	1.21%	6.64%
March	2.39%		-0.98%	-1.32%	3.02%	3.15%	0.68%
April	2.52%		1.47%	6.70%	3.05%	-2.53%	-5.55%
May	-3.17%		-1.01%	0.98%	1.78%	-0.18%	-1.88%
June	-5.67%		-1.96%	-0.10%	3.76%	-0.83%	1.97%
July	2.43%		5.50%	8.73%	2.34%	1.47%	-1.31%
August	-2.38%		-2.01%	4.90%	7.92%	2.85%	-5.53%
September	-4.31%		-0.14%	-0.89%	-0.74%	4.28%	1.62%
October	3.20%		-2.58%	-0.39%	-0.72%	-0.37%	-7.76%
November	1.25%		1.32%	3.42%	-3.42%	6.54%	7.22%
December			0.96%	4.69%	1.25%	-5.05%	5.36%
Year	-4.09 (11 mos.	% )	2.81%	28.70%	27.84%	7.74%	1.30%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA:	FORT L.P.
Name of program:	Global Contrarian
Inception of trading by CTA:	September 10, 2002
Inception of trading in program:	October 21, 2002
Worst monthly drawdown:	-7.76% (October 2008)
Worst peak-to-valley drawdown:	-17.4% (March 2008 – October 2008)
Total Assets in the Program:	$562 million (November 29, 2013)
Totals Assets Under Management of the CTA:	$744 million (November 29, 2013)

*	Draw-down means losses experienced by the trading program over a specified period.
**	Worst peak-to-valley draw-down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

New Trading Advisors for the Equinox Frontier Long/Short Commodity Fund

Effective August 1, 2013, Emil Van Essen, LLC has been elevated to a major advisor for the Equinox Frontier Long/Short Commodity Fund and J E Moody & Company, Abraham Trading Company, Krom River Trading AG and Commodity Strategies AG are added to the portfolio of Equinox Frontier Long/Short Commodity Fund as major advisors. The advisory agreement with respect to the arrangement with Emil Van Essen is substantially similar to the Form of Advisory Agreement, included as Exhibit 10.3 to the Registration Statement on Form S-1 filed by Equinox Frontier Funds (formerly The Frontier Fund) on February 2, 2010 and incorporated herein by reference. The Equinox Frontier Long/Short Commodity Fund will gain exposure to the trading program of J E Moody & Company, Abraham Trading Company, Krom River Trading AG and Commodity Strategies AG via a total return swap with Deutsche Bank AG, London Branch (the “DB Commodity Long/Short Swap”). The term of the DB Commodity Long/Short Swap is five years.

Effective November 7, 2013, the Equinox Frontier Long/Short Commodity Fund added Quest Partners LLC as a major commodity trading advisor. The Equinox Frontier Long/Short Commodity Fund allocated a portion of its assets available for trading to the “Quest Fixed Income Tracker-based Hedge Program” (“QFIT”), advised by Quest Partners LLC, which is designed to act as a hedge of the duration risk of the Equinox Frontier Long/Short Commodity Fund’s cash management investment in U.S. Treasury securities. Please note that QFIT is not an investment program, but a cash management overlay. The use of QFIT is not expected to materially alter the investment objective of the Equinox Frontier Long/Short Commodity Fund, nor does the QFIT overlay alter the basic allocation to the commodity trading advisor trading programs that the Equinox Frontier Long/Short Commodity Fund has historically utilized.

The current major commodity trading advisors and/or reference programs for the Equinox Frontier Long/Short Commodity Fund are:

•	Abraham Trading Company;

•	Beach Horizon LLP;

•	Commodity Strategies AG;

•	Emil Van Essen, LLC;

•	Global Advisors (Jersey) Limited;

•	J E Moody & Company;

•	Krom River Trading AG;

•	Mesirow Financial Commodities Management, LLC;

•	Quest Partners LLC;

•	Red Oak Commodity Advisors, Inc;

•	Rosetta Capital Management, LLC; and

•	Skyline Management, Inc dba Strategic AG Trading

The managing owner anticipates that up to 20% of the assets of the Equinox Frontier Long/Short Commodity Fund will be allocated to each of the major commodity trading advisors and/or reference programs.

Information about Abraham Trading Company

Background

Abraham Trading Company was founded in 1990 by Salem Abraham and is organized as a corporation in Texas. Abraham Trading Company began trading as a Commodity Trading Advisor (“CTA”) in January 1998. The firm is a member of the National Futures Association and is registered with the CFTC as a CTA as of October 1988, and registered with the CFTC as a CPO as of September of 1990.

Principals

Salem Abraham

Salem began trading while attending Notre Dame University, where he graduated cum laude with a B.B.A. in Finance in 1987. He registered as a Commodity Trading Advisor in October 1988 and organized Abraham Trading Company in September 1990 and has continued in this role to date. Mr. Abraham has been listed as a principal of Abraham Trading Company since October 1988, and registered as an NFA associated member of Abraham Trading Company since September 1990 and an associated person of Abraham Trading Company since October 1990.

Salem Abraham L.L.C. is an entity principal of Abraham Trading Company, and has been listed as a principal of Abraham Trading Company since February of 2004.

Abraham Trading Company and its Principals may, from time to time, trade futures, forwards, and options contracts and securities for their own proprietary accounts. Such trades may or may not be in accordance with Abraham Trading Company’s trading program described below. The trading records of those accounts are available for inspection on Abraham Trading Company’s premises upon reasonable prior notice and during normal business hours, subject to reasonable assurances of confidentiality.

Abraham Trading Company and its Principals do not have a beneficial or ownership interest in the Trust or any of the Series.

Trading Approach

The Abraham Diversified Trading Program trades a highly diversified portfolio of 59 global futures markets, with a focus on physical commodities markets. The strategy includes sectors such as grains, softs, energies, meats, metals, interest rates, currencies, and stock indices. The underlying premise of Abraham’s trading approach is that commodity interests will, from time to time, enter into periods of major price change to either a higher or lower level. These price changes can be identified and predicted, albeit with limited reliability. Abraham has developed systems seeking to identify events in the marketplace that often precede the development of these major price moves. These trading systems are the result of exhaustive mathematical and statistical research, and classical technical analysis. They combine long term trend following, short term trend-following, short-term momentum, and mean reversion strategies. The combination of these strategies is intended to reduce volatility without sacrificing performance. The trading approach also relies heavily on a disciplined management of risk. Trading recommendations are based on computer-generated signals. In evaluating the various factors that make up a trading decision, the systems pay close attention to each trade’s risk reward potential, how it fits into the risk profile of the entire portfolio, and whether it adheres to the program’s overall trading goals. Each commodity interest is tracked on its own merits, and “exit levels” are determined at the time a trade is entered. Abraham employs a 24-hour trading desk to monitor the markets whenever they are open and utilizes these “exit levels,” rather than placing “stop-loss” or “stop-limit” orders.

Legal Actions

There have been no material, administrative, civil or criminal proceedings against Abraham Trading Company, Abraham Trading LP or any of its principals, which are pending, are on appeal or have concluded at any time during the last five years.

Past Performance of Abraham Trading Company

The Capsule Performance Table which follows presents the performance results of the Abraham Diversified Program for the period covered by the table.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Month	2013		2012	2011	2010	2009	2008
January	0.81%		-1.05%	1.57%	-0.86%	-0.74%	6.44%
February	-0.86%		-1.54%	3.35%	-0.36%	0.12%	6.57%
March	0.49%		-4.27%	-6.78%	1.42%	-1.82%	-0.21%
April	2.41%		1.62%	5.82%	-2.54%	-3.12%	0.34%
May	-1.31%		5.65%	-3.68%	-3.92%	3.89%	-0.94%
June	-0.31%		-4.44%	-5.49%	-1.73%	0.53%	2.04%
July	-0.47%		4.69%	5.64%	-1.92%	-2.30%	-4.19%
August	-1.28%		-0.43%	-2.06%	3.70%	1.48%	0.08%
September	2.55%		-2.48%	-0.72%	4.56%	0.07%	5.55%
October	-1.70%		-2.92%	-3.69%	3.80%	-1.12%	4.73%
November			-0.67%	1.35%	-1.72%	1.55%	2.01%
December			0.64%	0.41%	8.54%	-3.97%	3.76%
Year	0.23 (10 mos.	% )	-5.59%	-5.10%	8.56%	-5.56%	28.77%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA:	Abraham Trading Company
Name of program:	Abraham Diversified Program
Inception of trading by CTA:	January 1988
Inception of trading in program:	January 1988
Worst monthly drawdown:	-6.78% (March 2011)
Worst peak-to-valley drawdown:	-15.69% (February 2011 – March 2012)
Total Assets in the Program:	$210 million (October 31, 2013)
Totals Assets Under Management of the CTA:	$284 million (October 31, 2013)

*	Draw-down means losses experienced by the trading program over a specified period.
**	Worst peak-to-valley draw-down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

Information about Commodity Strategies AG

Background

Commodity Strategies AG (“CSAG”) is a Swiss-based active systematic commodity manager. Its predecessor firm, Commodity Strategies Limited (“CSL”) was established in Australia in October 1999 and was registered with the Australian Securities and Investment Commission in December 2001. CSL started as an active long only manager and launched its additional long-short program in October 2007. The investment process has evolved over time on the basis of its unique risk based commodity yield approach. In March 2010 CSL was registered with the CFTC as a CTA and with the NFA as a member until withdrawing its registrations in October 2012. In July 2011, CSAG was founded in Switzerland as the successor to CSL. Staff and operations were moved to CSAG. CSAG was registered with the NFA as a member and as a CTA in July 2011 and in May 2012 was registered as an investment advisor with the SEC.

Principals

Robert Holroyd

Robert Holroyd, Director and Principal, is the founder and principal of Commodity Strategies Limited (CSL) and Commodity Strategies AG (CSAG). He established CSL in Australia in 1999 to bring a new style of asset management to the commodity sector. Robert relocated to Zug, Switzerland where he was Chief Investment Officer, head of research, and responsible for business operations of CSL. In January 2011, he established Commodity Strategies AG to expand the business into the European and North American markets. Robert became listed as a principal of CSAG in April of 2011, with primary duties of Chief Investment Officer and head of research, and registered as an associated person and an NFA associate member since July of 2011. Robert was listed as a principal of CSL from March 2010 until October 2012, and he was registered as an associated person and NFA associate member of CSL from March 2010 until October 2012.

Simon Gray has been listed as a principal of CSAG since April 2011; however, he is not involved with the operations or trading of CSAG.

CSAG and its Principals may, from time to time, trade futures, forwards, and options contracts and securities for their own proprietary accounts. Such trades may or may not be in accordance with CSAG’s trading program described below. The trading records of those accounts are available for inspection on CSAG’s premises upon reasonable prior notice and during normal business hours, subject to reasonable assurances of confidentiality.

CSAG and its Principals do not have a beneficial or ownership interest in the Trust or any of the Series.

Trading Approach

Launched in 2007, the objective of the Long Short Program is to produce a positive return that exhibits low performance correlation to broad commodity indices and other risk assets, including diversified trend following CTAs. The program is disciplined in nature and the only inputs are market price data for commodities, interest rates and currencies. A risk adjusted commodity return is calculated over multiple time periods and adjusted for volatility. This takes into account the potential cost or return in the forward market structure.

Long positions can be taken when the prospective return is great enough, short positions can be established if the prospective return is sufficiently negative, and no positions may be taken if neither requirement is met. Disciplined rules determine position sizing throughout the life of a position, and execution and reconciliation processes are highly automated.

The Long Short Program trades in 5 sectors – Energy, Base Metals, Precious Metals, Grains and Softs – all using the futures markets only. By sector, we trade the following number of markets and instruments: Energy – 4 markets trading 6 instruments (taking Brent Crude and WTI Crude as one market, and Heating Oil and London Gasoil as one market); Base Metals – 4 markets trading 5 instruments (taking New York and London Copper as one market); Precious Metals – 3 markets and instruments; Grains – 5 markets trading 6 instruments (taking Chicago Wheat and Kansas City Wheat as one market); Softs – 4 markets and instruments). Thus in total, the Long Short Program trades 20 markets using 24 instruments.

Legal Actions

There have been no material, administrative, civil or criminal proceedings against Commodity Strategies AG or any of its principals, which are pending, are on appeal or have concluded at any time during the last five years.

Past Performance of Commodity Strategies AG

The Capsule Performance Table which follows presents the performance results of the Commodity Strategies AG Long Short Program for the period covered by the table. The performance presented here is composite performance for the Commodity Strategies Long Short Program. CSAG and its predecessor have traded client accounts since 2007 for the Long Short Program. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Month	2013		2012	2011	2010	2009	2008
January	1.94%		1.01%	2.19%	-9.35%	0.04%	2.69%
February	-4.89%		3.26%	5.05%	0.31%	-0.33%	16.06%
March	-0.76%		-0.66%	-2.24%	5.56%	-1.40%	-6.03%
April	-1.09%		-1.81%	5.37%	1.22%	-1.68%	6.11%
May	0.90%		-1.04%	-11.73%	-11.12%	12.81%	5.15%
June	0.00%		-0.91%	-6.91%	-2.15%	-4.22%	2.83%
July	0.02%		5.15%	2.99%	-2.14%	7.78%	-13.23%
August	-0.66%		1.70%	-1.75%	-0.40%	0.91%	-4.51%
September	-3.84%		0.99%	-1.39%	10.28%	-3.55%	3.80%
October	-0.28%		-5.48%	-3.94%	4.79%	5.47%	7.46%
November			1.20%	1.94%	0.17%	4.70%	-0.02%
December			-1.94%	0.45%	10.41%	1.01%	1.02%
Year	-8.51 (10 mos.	% )	1.06%	-10.81%	5.27%	22.21%	19.95%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA:	Commodity Strategies AG
Name of program:	Long Short Program
Inception of trading by CTA:	December 1999
Inception of trading in program:	October 2007
Worst monthly drawdown:	-13.23% (June 2008)
Worst peak-to-valley drawdown:	-25.43% (May 2011 – October 2013)
Total Assets in the Program:	$38.9 million (October 31, 2013)
Totals Assets Under Management of the CTA:	$78 million (October 31, 2013)

*	Draw-down means losses experienced by the trading program over a specified period.
**	Worst peak-to-valley draw-down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

Information about Emil van Essen, LLC

Background

The Emil van Essen Spread Trading Program was developed in 2006 during the advent and rapid growth of passive long only commodity index funds. Emil and his team developed a spread market database and built software that enabled the modeling of the effect of index funds on commodity spread prices. With a strong focus on research and development the firm employs a multi-model approach that utilizes a highly advanced methodology that can analyze spread prices across multiple commodity, interest rate and options markets. While research and quantitative analysis remain the cornerstone of the firm significant discretion is applied in trade selection and execution. Continued improvement in operational efficiency, risk management, and client services are also a focus of EVE LLC. The Firm now has 16 employees in its Chicago office. Investors can access the Program either through a managed account, fund structure, or platforms. Emil van Essen LLC became registered as a commodity trading advisor and NFA member in August of 2008, and as a commodity pool operator in March of 2011.

Principals

Emil van Essen

Emil van Essen has been the CIO & CEO of Emil van Essen LLC since its registration in August 2008. Mr. van Essen focuses his time on the strategic direction of the firm, research, and trading. Mr. van Essen has extensive experience in the futures industry in both Canada and the U.S. Emil studied honors mathematics at the University of Waterloo in Waterloo, Ontario from 1983 to 1986. He holds a Series 3 license. Emil has been a member of Mensa, has won awards for achievement in mathematics, and has authored two books on systematic futures trading. Emil has been listed as a principal of Emil van Essen LLC since July of 2008, and registered as an associated person and an NFA associate member of Emil van Essen LLC since August of 2008.

Dennis Callahan

Mr. Callahan has served as the Chief Compliance Officer of Emil Van Essen LLC from December 2012 to present. From March 2011 through December 2012, Mr. Callahan was Director of Trading for Emil van Essen LLC. From December 2001 through March 2011, Dennis worked for Vankar Trading Corp, an introducing broker registered with the CFTC and an entity of which Emil was a principal. Dennis was registered as an associated person with Vankar Trading from January 2002 through March 2011. While registered with Vankar he served in the capacity of Director of Trading. Dennis has a BS in Finance from Western Michigan University. Mr. Callahan has been registered as an NFA associate member and an associated person of Emil van Essen LLC since December of 2010, and listed as a principal of Emil van Essen LLC since March of 2013. Mr. Callahan’s principal listing was pending from December 2012 until March 2013.

Russ Rausch

Russ Rausch began working for Emil van Essen LLC in July 2011 and was registered as the Chief Operating Officer of Emil van Essen LLC in March 2012. Prior to joining Emil van Essen, Raush was the executive vice president, global buy-side sales, managing director New York for Trading Technologies International (TT), a trading software and platform company, from May 1998 through July 2011. Rausch was responsible for managing TT’s New York sales office and their global sales effort to buy-side firms. Rausch first joined TT in May 1998 and has held several senior-level positions, including Chief Financial Officer and Executive Vice President Global Support and Chief Information Officer. Rausch received his B.S. in accounting from Kansas State University. He is a CPA and a member of the American Institute of Certified Public Accountants. Mr. Rausch has been registered as an NFA associate member and an associated person of Emil van Essen LLC since December of 2011, and listed as a principal of Emil van Essen LLC since March of 2012.

Emil van Essen LLC and its Principals may, from time to time, trade futures, forwards, and options contracts and securities for their own proprietary accounts. Such trades may or may not be in accordance with the Emil van Essen LLC trading program described below. The trading records of those accounts are available for inspection on Emil van Essen LLC’s premises upon reasonable prior notice and during normal business hours, subject to reasonable assurances of confidentiality.

Emil van Essen LLC and its Principals do not have a beneficial or ownership interest in the Trust or any of the Series.

Trading Approach

The Emil van Essen Spread Trading Program seeks profit through the spread trading of exchange-listed futures and options contracts. The program primarily trades commodities through calendar spreads, inter-commodity spreads, and relative value trades. Interest rate, equity volatility, and other futures spread and relative value trades are also included. Quantitative research and significant discretion are employed with the goal of generating strong, uncorrelated returns in various market environments. The program typically has a low to negative correlation to traditional benchmarks including CTA, commodity and stock indices with a track record dating back to December 2006. The Emil van Essen Spread Trading Program is traded at 2x leverage for the series.

Legal Actions

There have been no material administrative, civil or criminal proceedings against Emil van Essen, LLC or any of its principals, which are pending, are on appeal or have concluded at any time during the last five years.

Past Performance of Emil van Essen, LLC

The Capsule Performance Table which follows presents the performance results of the Emil van Essen Spread Trading Program for the period covered by the table. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Emil van Essen Spread Trading Program

Month	2013		2012	2011	2010	2009	2008
January	-2.65%		-0.65%	14.70%	-3.62%	9.33%	31.43%
February	0.53%		-4.51%	-1.02%	4.82%	1.35%	-5.85%
March	-2.04%		-2.70%	2.25%	0.56%	6.06%	-3.83%
April	0.46%		5.24%	0.52%	10.37%	1.47%	10.25%
May	1.60%		-1.81%	6.50%	2.24%	-1.93%	12.30%
June	-4.21%		-2.55%	2.69%	-2.24%	2.66%	11.70%
July	-6.30%		-8.00%	-0.46%	0.57%	1.80%	1.80%
August	1.42%		-0.67%	-1.94%	4.40%	0.06%	1.38%
September	3.09%		1.49%	3.47%	0.69%	-0.55%	3.75%
October	-0.01%		1.41%	1.14%	-0.21%	3.14%	1.41%
November	0.34%		0.81%	-0.38%	-4.04%	2.74%	-1.29%
December			0.27%	3.18%	-1.63%	-0.05%	4.41%
Year	-7.86 (11 mos.	% )	-11.63%	33.99%	11.40%	28.81%	83.70%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA:	Emil van Essen, LLC
Name of program:	Emil van Essen Spread Trading Program
Inception of trading by CTA:	December 2006
Inception of trading in program:	December 2006
Worst monthly drawdown:	-8.00% (July 2012)
Worst peak-to-valley drawdown:	-22.39% (December 2011 – July 2013)
Totals Assets in the Program:	$163 million (November 30, 2013)
Total Assets Under Management of the CTA:	$174 million (November 30, 2013)

*	Draw-down means losses experienced by the trading program over a specified period.
**	Worst peak-to-valley draw-down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

Information about J E Moody & Company LLC

Background

J E Moody and Company LLC was founded by John E. Moody, PhD and has been registered with the NFA as a commodity pool operator and commodity trading advisor, and is an NFA member, since April 2001. In April 2001, the sole proprietorship Moody John Earl was registered as a commodity pool operator and commodity trading advisor. In July 2001, J E Moody and Company LLC was formed and has been registered as a commodity pool operator and commodity trading advisor since May 2002, at which time J E Moody and Company LLC superseded the sole proprietorship Moody John Earl and assumed the commodity pool operator and commodity trading advisor registration of the sole proprietorship. Dr. Moody became listed as a principal of J E Moody on April 20, 2001, and registered as an associated person and an NFA associate member of J E Moody on April 26, 2001. The inception of the JEM Commodity Relative Value Program (“CRV”) was May 2006.

Principals

John E. Moody, PhD

The only principal of J E Moody and Company LLC is John Moody, PhD, CEO and Portfolio Manager since April 2001. Dr. Moody was named a Rising Star of Hedge Funds at the 2009 Institutional Investor Hedge Fund Industry Awards. Dr. Moody received his PhD and MS in Physics from Princeton, and BA Honors in Physics at the University of Chicago. Dr. Moody has been listed as a principal, and registered as an NFA associate member and associated person of JE Moody and Company LLC since April 2001.

JE Moody and its Principal may, from time to time, trade futures, forwards, and options contracts and securities for their own proprietary accounts. Such trades may or may not be in accordance with JE Moody’s trading program described below. The trading records of those accounts are available for inspection on JE Moody’s premises upon reasonable prior notice and during normal business hours, subject to reasonable assurances of confidentiality.

JE Moody and its Principal do not have a beneficial or ownership interest in the Trust or any of the Series.

Trading Approach

The JEM CRV strategy is diversified across the primary commodity sectors (energies, metals, grains, livestock, and softs), with an emphasis on risk management, and seeks to minimize drawdowns. CRV is a market-neutral strategy, aiming to capture commodity alpha with minimal commodity beta and generally low correlation to major asset classes and hedge fund strategies, including commodity indices, Commodity Trading Advisors (“CTAs”) and commodity strategies.

Legal Actions

There have been no material, administrative, civil or criminal proceedings against J E Moody & Company LLC or its principal, which are pending, are on appeal or have concluded at any time during the last five years.

Past Performance of J E Moody & Company LLC

The Capsule Performance Table which follows presents the performance results of the JEM Commodity Relative Value Program (“CRV”) for the period covered by the table.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Month	2013		2012	2011	2010	2009	2008
January	0.30%		0.52%	-0.53%	0.26%	1.05%	3.08%
February	-0.58%		-0.56%	0.00%	0.34%	-0.86%	-0.59%
March	-1.11%		0.60%	-0.78%	1.50%	1.17%	2.61%
April	-0.45%		-2.12%	1.14%	0.04%	0.31%	-0.01%
May	1.30%		0.42%	0.42%	0.01%	0.50%	2.29%
June	-0.16%		-0.34%	0.24%	-0.54%	-0.44%	0.87%
July	1.56%		-0.72%	-0.93%	-0.06%	0.00%	0.79%
August	0.38%		0.24%	1.96%	-0.09%	0.26%	-1.22%
September	0.07%		0.58%	1.96%	0.46%	-1.73%	-0.20%
October	0.76%		0.81%	-0.77%	0.08%	0.59%	0.82%
November			0.81%	-0.53%	0.73%	0.11%	1.18%
December			0.73%	2.00%	-0.68%	0.54%	2.27%
Year	2.03 (10 mos.	% )	0.94%	4.21%	2.05%	1.48%	12.46%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA:	J E Moody & Company LLC
Name of program:	JEM Commodity Relative Value Program (“CRV”)
Inception of trading by CTA:	May 2006
Inception of trading in program:	May 2006
Worst monthly drawdown:	-2.12% (April 2012)
Worst peak-to-valley drawdown:	-2.75% (March 2012-July 2012)
Total Assets in the Program:	$494 million (October 31, 2013)
Totals Assets Under Management of the CTA:	$494 million (October 31, 2013)

*	Draw-down means losses experienced by the trading program over a specified period.
**	Worst peak-to-valley draw-down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

Information about Krom River Trading AG

Background

Krom River is a discretionary, multi-commodity manager employing trading strategies across multiple commodity markets. The firm was launched in July 2006 by Christopher Brodie. The firm invests in commodities through exchange-traded futures and options and utilizes volatility, directional and spreads/arbitrage strategies. The investment team uses a combination of macro and fundamental research to generate and test theses and technical analysis to confirm views and determine timing. The firm trades 20-30 commodities in Base and Precious metals, Agricultural and Energy markets.

The firm acts as scheme operator, fund manager, and investment adviser to the Krom River Commodity Fund, the Krom River Commodity Systematic Fund (collectively referred to as the “Krom River Funds” and other managed account portfolios (collectively referred to as “managed accounts”. The Krom River Funds are established offshore in the Cayman Islands. The firm’s aim is to generate long-term positive capital appreciation for investors primarily through investments in the commodity sector. KRC is regulated by the Cayman Islands Monetary Authority (CIMA). KRT is regulated by Polyreg General Self Regulatory Organisation. PolyReg is a self-regulatory body recognised by the Swiss Federal Money Laundering Control Authority. It is established according to Article 24 of the Swiss Money laundering act (MLA) and acts as regulatory and supervising Organisation for its members. Krom River is a Hedge Funds Standards Board (HFSB) signatory. Krom River Trading AG is registered with the NFA as a CTA as of July 2012, as an NFA member as of August 2012, and as a CPO as of January 2013.

Principals

Christopher Brodie

Christopher Brodie is a founder and Portfolio Manager of Krom River Trading, responsible for portfolio construction, trade formulation and investment strategies. Mr. Brodie founded Krom River in June 2008. Prior to establishing Krom River Partners LLP, an alternative investment manager, in London in March 2006 and then Krom River Trading and Krom River Management in June 2008 and August 2008, respectively, he worked at Armajaro Asset Management LLP, an alternative investment manager, from March 2004 to December 2006. At Armajaro Asset Management LLP, Mr. Brodie was a portfolio manager and partner, responsible for the day-to-day discretionary trading of futures and options across multiple commodity markets. Mr. Brodie earned a B.A. in History from the University of Ulster. Mr. Brodie became listed as a principal of Krom River Trading in June 2012.

Itay Simkin

Itay Simkin is the Chief Executive Officer and Risk Officer of Krom River, responsible for the overall business operations and portfolio risk management. Prior to joining Krom River in April 2009, Mr. Simkin founded and was the Managing Director of Matrix Capital Markets Ltd., a proprietary trading company with over 100 traders, specializing in trading commodity and fixed income derivatives in European and US markets, from October 2002 to April 2009. Mr. Simkin was responsible for managing traders and risks. From December 1987 until October 2002, Mr. Simkin was at Man Group, a commodity trading company, hedge fund operator and futures broker, where he was a partner and chief coffee trader in the softs markets in London and New York. Mr. Simkin earned a B.A. in Geography and Political Science from Haifa University. Mr. Simkin became listed as a principal of Krom River Trading in June 2012.

Mike Cartier

Mike Cartier is the Chief Operating Officer and Compliance Officer of Krom River, responsible for overseeing operations, compliance and service provider related matters. Prior to joining Krom River in March 2008, Mr. Cartier worked as the Client Product Group Manager of Marex Financial Ltd., a trade execution and clearing company, from January 2006 to March 2008. He was responsible for institutional and hedge fund client relations. From May 1984 to January 2006, Mr. Cartier was a European-based employee of Cargill Investor Services for 21 years. While at Cargill Investor Services, the brokerage affiliate of Cargill, a commodity trading company, Mr. Cartier performed senior management and sales roles in financial and commodity products in London and Paris. Mr. Cartier earned a B.S. in Agronomy and a Bachelor of Agricultural Business Administration from the University of Minnesota. Mr. Cartier became listed as a principal of Krom River Trading in July 2012.

Roderick Hogarth

Roderick Hogarth joined the Krom River team in June 2007, where he worked across the business in trading operations, developing an intricate knowledge of all trading and business processes before focusing on marketing and investor relations. Prior to joining Krom River, he worked for an investor relations consultancy, Broker Profile, coordinating IPO road shows and was a participant on the Teach First Programme in London from July 2004 through July 2006. Roderick holds an MA from the University of Edinburgh and is a CAIA® (Chartered Alternative Investment Analyst) designee. Mr. Roderick Hogarth became listed as a principal of Krom River Trading AG in July 2012 and registered as an associated person and an NFA associate member of Krom River Trading in August 2012.

Krom River Holdings

Krom River Holdings AG is a joint stock company with registered domicile in Baar, Switzerland. The company’s purpose is the purchase and the administration of any investments in other companies. Krom River Holdings is the 100% owner of Krom River Trading AG. Krom River Holdings AG became listed as a principal of Krom River Trading as of April 2012.

Leo Granziol and Meline Von Brentano are non-trading principals and have no involvement in the day to day operations of the business.

Krom River Trading and its Principals may, from time to time, trade futures, forwards, and options contracts and securities for their own proprietary accounts. Such trades may or may not be in accordance with Krom River Trading’s trading program described below. The trading records of those accounts are available for inspection on Krom River Trading’s premises upon reasonable prior notice and during normal business hours, subject to reasonable assurances of confidentiality.

Krom River Trading and its Principals do not have a beneficial or ownership interest in the Trust or any of the Series.

Trading Approach

The Krom River Commodity Fund is a discretionary, multi-commodity fund employing three main strategies across multiple markets. The Fund invests in commodities through exchange-traded futures and options and utilizes volatility, directional and spreads/arbitrage strategies. The investment team uses a combination of macro and fundamental research to generate and test theses and technical analysis to confirm views and determine timing. The fund trades 20-30 commodities in Base and Precious metals, Agricultural and Energy markets.

Legal Actions

There have been no material, administrative, civil or criminal proceedings against Krom River AG which are pending, are on appeal or have concluded at any time during the last five years.

Past Performance of Krom River Trading AG

The Capsule Performance Table which follows presents the performance results of the Krom River Commodity Fund for the period covered by the table. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Month	2013		2012	2011	2010	2009	2008
January	0.07%		0.57%	2.08%	0.12%	-1.29%	8.20%
February	-1.15%		0.08%	2.30%	-0.55%	-1.65%	14.82%
March	-0.66%		-2.63%	-0.53%	-0.52%	-3.49%	2.03%
April	-0.33%		-1.47%	0.93%	2.45%	-1.92%	0.24%
May	-0.26%		-0.14%	-1.96%	0.92%	1.25%	-0.34%
June	-2.00%		0.92%	-1.89%	-0.15%	-2.34%	4.60%
July	-0.32%		3.08%	-0.23%	1.65%	1.40%	-0.39%
August	0.16%		0.46%	2.09%	0.65%	0.84%	1.50%
September	-0.84%		-1.46%	-3.17%	1.70%	-1.14%	-0.02%
October	-0.02%		-2.08%	-0.91%	2.09%	0.29%	3.82%
November	-0.37%		-0.72%	-0.78%	-0.03%	0.57%	-1.99%
December			-0.87%	-1.18%	3.69%	-0.83%	0.41%
Year	-5.61 (11 mos.	% )	-4.30%	-3.37%	12.60%	-8.12%	36.80%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA:	Krom River Trading AG
Name of program:	Krom River Commodity Fund
Inception of trading by CTA:	June 2008
Inception of trading in program:	July 2006
Worst monthly drawdown:	-3.49% (March 2009)
Worst peak-to-valley drawdown:	-16.75% (April 2011 – November 2013)
Total Assets in the Program:	$326 million (October 31, 2013)
Totals Assets Under Management of the CTA:	$326 million (October 31, 2013)

*	Draw-down means losses experienced by the trading program over a specified period.
**	Worst peak-to-valley draw-down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

Information about Quest Partners LLC

Background

Quest Partners is registered with U.S. Commodity Futures Trading Commission (the “CFTC”) as a commodity trading advisor and a commodity pool operator and is a member of the National Futures Association in such capacities since April of 2001. Quest is a New York based asset manager providing independent, professional investment services to institutional and private clients. It has its offices at 126 East 56th Street – 19th floor, New York, NY 10022. The duties of Quest as a Trading Advisor will include investing and reinvesting in exchange listed futures, forward, options contracts and other derivative instruments the amount of assets allocated to Quest pursuant to the trading programs, methods, systems, strategies which the Trading Company has selected and in accordance with any trading policies, guidelines, restrictions, or limitations set out in the trading advisory agreement.

Principals

Nigol Koulajian

Nigol Koulajian is a principal and the Chief Investment Officer of the Trading Advisor, which he founded in April 2001. He graduated from the University of Notre Dame in May 1988, with a BS in Electrical Engineering and earned his MBA in Finance from Columbia Business School in May 1994. Koulajian has been an approved Principal and a registered Associated Person of Quest since April 2001.

Pawel Czkwianianc

Pawel Czkwianianc is a principal and the Head of Research for the Trading Advisor. Mr. Czkwianianc joined Quest Partners LLC at its inception in April 2001. Mr. Czkwianianc holds a B.S. degree in Applied Mathematics from Columbia University and an M.S. degree in Mathematics from New York University (“NYU”). At NYU, he was enrolled in the Ph. D. program in the field of mathematical neuroscience. Mr. Czkwianianc has been an approved Principal and a registered Associated Person of Quest since February 2010.

The Trading Advisor and its Principals may, from time to time, trade futures, forwards, and options contracts and securities for their own proprietary accounts. Such trades may or may not be in accordance with the Trading Advisor’s trading program described below. The trading records of those accounts are available for inspection on the Trading Advisor’s premises upon reasonable prior notice and during normal business hours, subject to reasonable assurances of confidentiality.

The Trading Advisor and its Principals do not have a beneficial or ownership interest in the Trust or any of the Series.

Trading Approach

The Quest Fixed Income Tracker-based hedge program (“QFIT”) comprises 48 specified futures contracts in markets for currencies, fixed-income, equity indices and commodities (each such futures contract, a “Program Component,” and together, the “Program Components”). QFIT seeks to capture short-, medium- and long-term trends in various markets. In particular, QFIT tends to be short fixed-income Program Components that are trending downwards (i.e., when interest rates are rising), and long or short trending Program Components that are negatively correlated to the U.S. 10-year Treasury, thereby seeking to be profitable when medium-term interest rates are rising.

Legal Actions

There have been no material administrative, civil or criminal proceedings against Quest Partners LLC, or any of its principals, which are pending, are on appeal or have concluded at any time during the last five years.

New Trading Advisors for the Equinox Frontier Masters Fund

Effective November 7, 2013, the Equinox Frontier Masters Fund added each of Chesapeake Capital Corporation and Quest Partners LLC as major commodity trading advisors. The Equinox Frontier Masters Fund allocated a portion of its assets available for trading to the “Quest Fixed Income Tracker-based Hedge Program” (“QFIT”), advised by Quest Partners LLC, which is designed to act as a hedge of the duration risk of the Equinox Frontier Masters Fund’s cash management investment in U.S. Treasury securities. Please note that QFIT is not an investment program, but a cash management overlay. The use of QFIT is not expected to materially alter the investment objective of the Equinox Frontier Masters Fund, nor does the QFIT overlay alter the basic allocation to the commodity trading advisor trading programs that the Equinox Frontier Masters Fund has historically utilized.

The current major commodity trading advisors and/or reference programs for the Equinox Frontier Masters Fund are:

•	Cantab Capital Partners LLP;

•	Chesapeake Capital Corporation;

•	Quest Partners LLC;

•	Transtrend B.V.;

•	Tiverton Trading, Inc.; and

•	Winton Capital Management Ltd.

The managing owner anticipates that up to 20% of the assets of the Equinox Frontier Masters Fund will be allocated to each of the major commodity trading advisors and/or reference programs.

Information about Chesapeake Capital Corporation

Background

Chesapeake Capital Corporation (“Chesapeake”) was incorporated under the laws of the Commonwealth of Virginia in February 1988 for the purpose of offering advisory and investment portfolio management services to both retail and institutional investors in trading futures interest contracts. On August 19, 1991, Chesapeake was merged into Chesapeake Capital Corporation, an Illinois corporation formed on August 13, 1991. References herein to “Chesapeake” refer to the Virginia Corporation prior to August 19, 1991, and the Illinois Corporation on and after August 19, 1991. Chesapeake has been registered as a commodity trading advisor (“CTA”) and as a commodity pool operator (“CPO”) with the Commodity Trading Futures Commission (“CFTC”) since June 20, 1988, and May 8, 1991, respectively, and has also been a member of the National Futures Association (“NFA”) since June 20, 1988. Chesapeake was listed as a principal of Chesapeake SP Partners LLC (“SP Partners”), a CPO located in Richmond, Virginia, from January 14, 2011 until July 9, 2011. Neither Chesapeake’s registration with the CFTC nor its membership in the NFA should be taken as an indication that any such agency or regulatory body has recommended or approved Chesapeake. Chesapeake’s principal place of business is located at 701 E. Byrd Street, 17th floor, Richmond, Virginia 23219. All business records will be kept at Chesapeake’s principal place of business.

Principals

Chesapeake’s Principals are Chesapeake Holding Company, R. Jerry Parker, Jr., Brian E. Broadway, Michael L. Ivie and Anilchandra G. Ladde.

Chesapeake Holding Company

Chesapeake Holding Company is a Virginia corporation that owns all of the issued and outstanding shares of stock of Chesapeake Capital Corporation. Chesapeake Holding Company has been listed as a principal of Chesapeake Capital Corporation since January 2004.

R. Jerry Parker, Jr.

R. Jerry Parker, Jr. is the Chairman of the Board of Directors and the Chief Executive Officer of Chesapeake and Chesapeake Holding Company. Mr. Parker has overseen Chesapeake’s operations and its trading since its inception. Mr. Parker received a Bachelor of Science degree in Commerce, with an emphasis in Accounting, from the University of Virginia in January 1980. From November 1983 until June 1986, Mr. Parker was employed as an exempt commodity trading advisor by Mr. Richard J. Dennis, a principal and shareholder of Richard J. Dennis & Company, a Chicago-based commodity trading advisor and a commodity pool operator, in his “Turtle” training program. From June 1986 until January 1988, Mr. Parker was an independent contractor and traded for Mr. Thomas Dennis as an exempt commodity trading advisor. From November 1983 through January 1988, Mr. Parker had complete discretionary trading authority over a futures portfolio of U.S. $1 million to U.S. $1.5 million. In January 1988, Mr. Parker ceased trading for Mr. Thomas Dennis and in February 1988 Mr. Parker formed Chesapeake. Mr. Parker was registered as an associated person and listed as a principal of Parker Commodities, Inc., a commodity trading advisor based in Richmond, Virginia, from June 27, 1988 until August 14, 1992. Mr. Parker, by virtue of ownership, was listed as a principal of Vandelay Capital Management LLC (“Vandelay”), a multi-strategy fund of funds manager located in Richmond, Virginia, from May 20, 2004 until July 23, 2009, although he was not involved in its day-to-day operations. Mr. Parker was listed as a principal of SP Partners from January 18, 2011 until July 9, 2011 and was registered as an associated person of SP Partners from January 19, 2011 until July 9, 2011. SP Partners never commenced operations. Mr. Parker has been registered as an associated person and listed as a principal of Chesapeake since June 20, 1988.

Brian E. Broadway

Brian E. Broadway is the Chief Operating Officer of Chesapeake and Chesapeake Holding and also serves as Secretary of Chesapeake and Chesapeake Holding Company. Mr. Broadway’s duties include overseeing Chesapeake’s daily operations as well as its marketing efforts and financial operations. Mr. Broadway received his Bachelor of Science degree, with an emphasis in Accounting, from the University of Virginia in May 1991 and an M.B.A., with an emphasis in Finance, from the University of North Carolina – Chapel Hill in August 1999. From August 1991 through July 1995, Mr. Broadway worked in the assurance practice at Coopers & Lybrand, LLC, an accounting firm, as a member of the Financial Services Team. Mr. Broadway was employed by Chesapeake from August 1995 until February 2005 as a Senior Vice President and became a licensed Certified Public Accountant in Virginia in May 2004. In May 2004, Mr. Broadway assisted in the founding of Vandelay, a multi-strategy fund of funds. Mr. Broadway was registered as an associated person of Chesapeake from June 13, 2003 until February 1, 2005. Mr. Broadway was listed as a principal of Vandelay from May 20, 2004 until July 23, 2009, registered as an associated person of Vandelay from May 24, 2004 until July 23, 2009 and employed as Vandelay’s Managing Director, overseeing its daily operations, from February 2005 through July 2009. Mr. Broadway rejoined Chesapeake in April 2007 and directed its financial operations from April 2007 until July 2010. From July 2010 until June 2013, Mr. Broadway held the title of Principal of Chesapeake and his duties included general management as well as sales and marketing. Mr. Broadway has been registered as an associated person and listed as a principal of Chesapeake since April 18, 2007.

Michael L. Ivie

Michael L. Ivie is the Director of Research of Chesapeake. Mr. Ivie received a Bachelor of Science degree in Mathematics from Louisiana State University in 1989. From January 1990 through June 1991, Mr. Ivie was employed as an Actuarial Analyst by A. Foster Higgins, an actuarial consulting firm, located in Richmond, Virginia. In June 1991, Mr. Ivie joined Chesapeake’s Research Department where his duties included research on trading systems as well as the development and operation of back office software. In March 1999, Mr. Ivie became the Director of Research of Chesapeake. Mr. Ivie has been registered as an associated person of Chesapeake since May 21, 1999 and listed as a principal of Chesapeake since May 12, 2008.

Anilchandra G. Ladde

Anilachandra G. Ladde is the Director of Trading of Chesapeake. Mr. Ladde received his Bachelor of Science degree in Mathematics from the University of Texas at Arlington in May 1990 and an M.B.A. in Finance from The George Washington University in May 1992. From June 1992 until April 1993, Mr. Ladde was employed as a counselor by the Grand Prairie YMCA located in Grand Prairie, Texas. In April 1993, Mr. Ladde joined Chesapeake’s Trading Department where his duties included daily monitoring of market activity and trade execution. In June 1999, Mr. Ladde became the Director of Trading of Chesapeake. Mr. Ladde has been registered as an associated person of Chesapeake since November 3, 1994 and listed as a principal of Chesapeake since May 13, 2008.

Chesapeake and its Principals may, from time to time, trade futures, forwards, and options contracts and securities for their own proprietary accounts. Such trades may or may not be in accordance with the Chesapeake trading program described below. The trading records of those accounts are available for inspection on Chesapeake’s premises upon reasonable prior notice and during normal business hours, subject to reasonable assurances of confidentiality.

Chesapeake and its Principals do not have a beneficial or ownership interest in the Trust or any of the Series.

Legal Actions

There have never been any material administrative, civil or criminal actions (whether pending, on appeal or concluded) against Chesapeake or its Principals.

Trading Approach

Chesapeake seeks to achieve capital appreciation primarily through trading on a highly leveraged basis commodity futures contracts, options on futures contracts and commodities, spot and forward currency contracts and other derivative contracts traded in U.S. and non-U.S. markets (such contracts being hereinafter referred to collectively as “Futures Interest Contracts”). Futures Interest Contracts traded by Chesapeake may include, but are not limited to, contracts on agricultural products, precious and industrial metals, currencies, financial instruments, and stock, financial and economic indices.

Chesapeake initially traded the Diversified 2XL Program on behalf of the Fund. Since August 19, 2013, Chesapeake has traded the Diversified Program on behalf of the Fund.

A general description of Chesapeake’s trading approach immediately follows, with a more specific explanation of the Diversified Program and the markets traded following the general description. Since Chesapeake’s trading strategies and programs are proprietary and confidential, the discussion below is of a general nature and it is not intended to be exhaustive.

In general, Chesapeake analyzes markets, including price action, market volatility, open interest and volume (“technical analysis”) as a means of predicting market opportunity and discovering any repeating patterns in past historical prices. Chesapeake generally employs a computerized analysis of a large number of interrelated statistical and mathematical formulas and techniques – based on an extensive proprietary and confidential database of prices, volatility, volume, open interest and various other market statistics – to search for patterns in data and to develop, use and monitor trading strategies. Chesapeake places primary emphasis on technical analysis in assessing market opportunities.

Chesapeake’s trading decisions are based on a combination of its systems, its market timing techniques, its trading discretion, judgment and experience and on market opportunities. Chesapeake’s trading methodology is both systematic and strategic. Trading decisions require the exercise of strategic judgment by Chesapeake in evaluating its technical trading methods, in their possible modification from time to time, and in their implementation.

Chesapeake is free to use its discretion whether to follow any trading signals or parameters generated by its technical trading strategies and the Chesapeake Trading Programs. The decision not to trade certain markets or not to make certain trades indicated by Chesapeake’s systems can materially affect performance. Under no circumstances is Chesapeake compelled to follow any of the trading indications generated by the Chesapeake Trading Programs.

Chesapeake has the right to employ any form or method of technical analysis that it deems appropriate in trading the Chesapeake Trading Programs. By way of example, the technical trading strategies and programs utilized by Chesapeake may be revised from time to time by Chesapeake as a result of ongoing research and development, which seeks to devise new trading strategies and programs as well as test its current technical strategies and programs; provided that Chesapeake will notify clients of any material revisions or changes in its trading strategies and/or systems.

Exchanges on which transactions will take place in trading the Diversified Program may include, but are not limited to, all exchanges in the United States, as well as non-U.S. exchanges which include but are not limited to the Dubai Mercantile Exchange (DME), the EUREX, the Euronext Amsterdam (EUROAEX), the Euronext Brussels (EUROBRU), the EURONEXT Liffe (LIFFE), the Euronext Paris (EUROPAR), the Hong Kong Exchanges &Clearing Limited (HKEX), the ICE Futures Europe and the ICE Futures Canada (ICE), the Korea Exchange (KRX), the Borsa Italiana (IDEM), the London Metal Exchange (LME), the Montreal Exchange (MX), the MEFF AIAF SENAF Holding de Mercados S.A. (MEFF), the NASDAQ OMX (OMX), the Osaka Securities Exchange Co., Ltd. (OSE), the South African Futures Exchange (SAFEX), the Singapore Exchange Derivatives Trading Ltd. (SGX-DT), the Sydney Futures Exchange (SFE), the Thailand Futures Exchange (TFEX), the Tokyo Commodity Exchange (TOCOM), the Tokyo Financial Exchange Inc. (TFX), the Tokyo Grain Exchange (TGE), and the Tokyo Stock Exchange (TSE). In addition, Chesapeake continually monitors numerous markets, both U.S. and non-U.S., and initiates trades at any point it determines that a market is sufficiently liquid and tradable using the methods employed by Chesapeake.

Past Performance of Diversified 2XL Program

Chesapeake initially traded the Diversified 2XL Program on behalf of the Fund. Since August 19, 2013, Chesapeake has traded the Diversified Program on behalf of the Fund. Therefore, the rate of return for August 2013 reflects the change in trading program described hereto. Beginning September 2013, the monthly rate of return reflects the performance of Chesapeake’s Diversified Program on behalf of the Fund.

Diversified 2XL Program (through August 18, 2013)

Chesapeake Diversified Program (beginning August 19, 2013)

Monthly Rates of Return	2013 (%)		2012 (%)	2011 (%)	2010 (%)	2009 (%)	2008 (%)
January	9.45		(2.77)	2.50	(9.01)	0.68	4.00
February	(2.05)		(3.10)	9.29	4.63	(1.04)	33.27
March	3.80		1.83	2.02	6.99	(0.84)	(13.18)
April	2.45		3.85	7.82	6.58	(3.19)	(0.05)
May	(1.48)		(5.52)	(14.90)	(25.28)	(3.08)	2.59
June	0.10		(4.49)	(11.39)	(5.18)	(1.75)	13.57
July	5.31		9.44	6.32	(2.53)	0.30	(12.86)
August	(6.68	)*	(1.58)	(0.56)	5.22	7.64	(10.12)
September	1.07		(7.57)	(21.65)	12.01	4.91	(9.71)
October	4.55		(8.10)	(1.93)	15.47	(5.21)	7.54
November			0.27	9.96	(9.94)	6.01	8.84
December			(5.10)	2.36	23.71	4.10	6.27
Compound Rate of Return	16.76 (10 mos.	)	(21.73)	(15.05)	13.68	7.88	23.27

*	The rate of return for August 2013 reflects the change in trading program described above.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA:	Chesapeake Capital Corporation
Name of program:	Diversified 2XL Program until August 18, 2013;
Diversified Program on and after August 19, 2013
Inception of trading by CTA:	February 1988
Inception of trading in Fund:	March 2006
Worst monthly drawdown*:	(25.28)%(05/2010)
Worst peak-to-valley drawdown**:	(46.04)%(05/2011 – 12/2012)
Totals Assets in the Fund:	$6,000,000
Total Assets Under Management of the CTA:	$56,000,000

*	Draw-down means losses experienced by the trading program over a specified period.
**	Worst peak-to-valley draw-down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

Information about Quest Partners LLC

Background

Quest Partners is registered with U.S. Commodity Futures Trading Commission (the “CFTC”) as a commodity trading advisor and a commodity pool operator and is a member of the National Futures Association in such capacities since April of 2001. Quest is a New York based asset manager providing independent, professional investment services to institutional and private clients. It has its offices at 126 East 56th Street – 19th floor, New York, NY 10022. The duties of Quest as a Trading Advisor will include investing and reinvesting in exchange listed futures, forward, options contracts and other derivative instruments the amount of assets allocated to Quest pursuant to the trading programs, methods, systems, strategies which the Trading Company has selected and in accordance with any trading policies, guidelines, restrictions, or limitations set out in the trading advisory agreement.

Principals

Nigol Koulajian

Nigol Koulajian is a principal and the Chief Investment Officer of the Trading Advisor, which he founded in April 2001. He graduated from the University of Notre Dame in May 1988, with a BS in Electrical Engineering and earned his MBA in Finance from Columbia Business School in May 1994. Koulajian has been an approved Principal and a registered Associated Person of Quest since April 2001.

Pawel Czkwianianc

Pawel Czkwianianc is a principal and the Head of Research for the Trading Advisor. Mr. Czkwianianc joined Quest Partners LLC at its inception in April 2001. Mr. Czkwianianc holds a B.S. degree in Applied Mathematics from Columbia University and an M.S. degree in Mathematics from New York University (“NYU”). At NYU, he was enrolled in the Ph. D. program in the field of mathematical neuroscience. Mr. Czkwianianc has been an approved Principal and a registered Associated Person of Quest since February 2010.

The Trading Advisor and its Principals may, from time to time, trade futures, forwards, and options contracts and securities for their own proprietary accounts. Such trades may or may not be in accordance with the Trading Advisor’s trading program described below. The trading records of those accounts are available for inspection on the Trading Advisor’s premises upon reasonable prior notice and during normal business hours, subject to reasonable assurances of confidentiality.

The Trading Advisor and its Principals do not have a beneficial or ownership interest in the Trust or any of the Series.

Trading Approach

The Quest Fixed Income Tracker-based hedge program (“QFIT”) comprises 48 specified futures contracts in markets for currencies, fixed-income, equity indices and commodities (each such futures contract, a “Program Component,” and together, the “Program Components”). QFIT seeks to capture short-, medium- and long-term trends in various markets. In particular, QFIT tends to be short fixed-income Program Components that are trending downwards (i.e., when interest rates are rising), and long or short trending Program Components that are negatively correlated to the U.S. 10-year Treasury, thereby seeking to be profitable when medium-term interest rates are rising.

Legal Actions

There have been no material administrative, civil or criminal proceedings against Quest Partners LLC, or any of its principals, which are pending, are on appeal or have concluded at any time during the last five years.